UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a -101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.       )

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☐ Preliminary Proxy Statement

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☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

Ryerson Holding Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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227 W. Monroe St., 27th Floor

Chicago, Illinois 60606

NOTICE OF ANNUAL STOCKHOLDERS’ MEETING

Wednesday, June 10, 2015 11:00 a.m., Central Daylight Time

Fairmont Chicago, Millennium Park

200 North Columbus Drive

Chicago, Illinois 60601

April 30, 2015

To our Stockholders:

You are cordially invited to the 2015 annual meeting of stockholders of Ryerson Holding Corporation, scheduled to be held on Wednesday, June 10, 2015, at 11:00 a.m., at the Fairmont Chicago, Millennium Park, 200 North Columbus Drive, Chicago, Illinois 60601. At the meeting, we will consider:

●	The election of two directors;

●	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015;

●	The adoption, on a non-binding, advisory basis, of a resolution approving the compensation of our named executive officers described under the heading “Executive Compensation” in our proxy statement;

●	The selection, on a non-binding, advisory basis, of the frequency of the stockholder vote on the compensation of our named executive officers; and

●	Such other business as may properly come before the meeting.

Stockholders who owned shares of our stock at the close of business on April 20, 2015 can vote on these proposals.

Your vote is important regardless of the number of shares of stock you own. Whether you plan to attend or not, please review our proxy materials and request a proxy card to sign, date and return or submit your voting instructions by telephone or through the Internet. Instructions for each type of voting are included in the Notice of Internet Availability of Proxy Materials that you received and in this proxy statement. If you plan to attend the meeting and prefer to vote at that time, you may do so. If you hold your shares through a broker, bank, or other institution, please be sure to follow the voting instructions that you receive from the holder. The holder will not be able to vote your shares on any of the proposals except the appointment of Ernst & Young LLP unless you have provided voting instructions.

Mark S. Silver

Vice President, Managing Counsel & Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 10, 2015: THIS PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT http://www.proxyvote.com.

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RYERSON HOLDING CORPORATION

Ryerson Holding Corporation (“Ryerson,” the “Company,” “we,” “us” or “our”) is furnishing this proxy statement to the holders of our common stock in connection with the solicitation of proxies on behalf of our board of directors (the “Board”) for use at our 2015 annual meeting of stockholders, which will be held on Wednesday, June 10, 2015, at the Fairmont Chicago, Millennium Park, 200 North Columbus Drive, Chicago, Illinois 60601.

Our common stock trades on the New York Stock Exchange (“NYSE”) under the ticker symbol ‘RYI’. The Company’s fiscal year ends on December 31 of each calendar year. Our corporate headquarters is located at 227 W. Monroe St., 27th Floor, Chicago, Illinois 60606, and our website address is www.ryerson.com. Please note that the information on our website is not, and shall not be deemed to be, a part of this proxy statement nor, by reference or otherwise (except to the extent we specifically incorporate it by reference), incorporated into any other filings we make with the Securities and Exchange Commission (“SEC”).

On August 13, 2014, we completed an initial public offering of 11 million shares of our common stock (the “IPO”). Prior to that time, all of our common stock was held by affiliates of Platinum Equity, LLC (together with such affiliates, “Platinum”), which still own approximately 66% of Ryerson’s common stock. For additional information regarding Platinum’s ownership, see below under “Ownership of More Than 5% of Ryerson Stock,” on page 36.

As the context requires, “Ryerson,” the “Company,” “we,” “us” or “our” may also include the direct and indirect subsidiaries of Ryerson Holding Corporation.

ANNUAL MEETING INFORMATION

This proxy statement contains information we must provide to you under the rules of the SEC and the NYSE in connection with the solicitation of proxies by our Board for the 2015 annual meeting of stockholders. It is designed to assist you in voting your shares of our stock. We will begin mailing notice of the availability of these proxy materials on or about April 30, 2015.

Who May Vote?

You may vote if you were the holder of record of shares of our common stock at the close of business on April 20, 2015. You are entitled to one vote on each matter presented at the 2015 annual meeting of stockholders for each share of our stock you owned at that time. If you held stock at that time in “street name” through a broker, bank or other institution, you must either provide voting instructions to the holder or obtain a proxy, executed in your favor, from the holder to be able to vote those shares at the meeting.

Each share of Ryerson common stock is entitled to one vote. As of the close of business on April 20, 2015 (the record date for determining stockholders entitled to vote at the meeting), we had 32,037,500 shares of common stock outstanding and entitled to vote.

Who May Attend the Meeting?

You are entitled to attend our 2015 annual meeting if you were the holder of record of shares of our common stock at the close of business on April 20, 2015 or if you hold a valid proxy for the annual meeting. You should be prepared to present photo identification (a driver’s license or passport is preferred) for admittance. In addition, if you are a stockholder of record, your name is subject to verification against the list of stockholders of record on the record date prior to being admitted to the meeting. If you are not a stockholder of record but hold shares through a broker, bank or other nominee (i.e., in “street name”), you also may attend our 2015 annual meeting if you provide proof of beneficial ownership on the record date, such as your most recent account statement or similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the meeting.

The meeting will occur at the Fairmont Chicago, Millennium Park, 200 North Columbus Drive, Chicago, Illinois 60601 and will begin promptly at 11:00 a.m., Central Daylight Time, and you should allow ample time for check-in procedures. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted into the meeting or adjacent areas. All other items may be subject to search.

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What Am I Voting On?

You are voting on:

●	The election of two directors;

●	The appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015;

●	The adoption, on a non-binding, advisory basis, of a resolution approving the compensation of our named executive officers described under the heading “Executive Compensation” in our proxy statement;

●	The selection, on a non-binding, advisory basis, of the frequency of the stockholder vote on the compensation of our named executive officers; and

●	Such other business as may properly come before the meeting.

How Do I Vote?

If your shares of stock are registered directly in your name, you are considered a stockholder of record and you will receive your Notice of Internet Availability of Proxy Materials directly from us. Stockholders of record can vote in advance of our annual meeting by requesting a proxy card to sign, date and return or by submitting voting instructions by telephone or through the Internet. Please see the Notice of Internet Availability of Proxy Materials you received or this proxy statement for specific instructions on how to cast your vote by any of these methods. You may obtain directions to the location of our 2015 annual meeting by contacting us at Investor Relations, Attention: Head of Communications, 227 W. Monroe St., 27th Floor, Chicago, Illinois 60606, email: investorinfo@ryerson.com, or telephone: 312-292-5052.

If you hold your shares of stock through a broker, bank or other institution, you are considered the beneficial owner of stock held in “street name” and you will receive your notice from your broker, bank or other institution.

Stockholders of Record

For stockholders of record, voting instructions submitted via mail, telephone or the Internet must be received by Broadridge, our independent tabulator, by 11:59 p.m. Eastern Time on June 9, 2015. Submitting your voting instructions prior to the annual meeting will not affect your right to vote in person should you decide to attend the meeting.

Stockholders of record can vote by:

●	Requesting and returning a completed proxy card by mail to our independent tabulator, Broadridge, by 11:59 p.m. Eastern Time on June 9, 2015;

●	Submitting voting instructions via the Internet or telephone by 11:59 p.m. Eastern Time on June 9, 2015; or

●	Completing a ballot and returning it to the inspector of election during the annual meeting.

Instructions and contact information for each of these voting options can be found in our Notice of Internet Availability of Proxy Materials.

The Internet and telephone voting procedures available to you are designed to authenticate stockholders’ identities, to allow stockholders to submit voting instructions and to confirm that stockholders’ voting instructions have been recorded properly. We have been advised that the Internet and telephone voting procedures are consistent with the requirements of applicable law. Stockholders voting via the Internet or telephone should understand that there may be costs associated with voting in this manner, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

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Stock Held in Street Name

If you hold your stock in street name, you can vote by submitting a voting instruction card to your broker, bank or other institution that sent your Notice of Internet Availability of Proxy Materials to you in accordance with their procedures. Please note that if you hold your stock in street name, the broker, bank or other institution that holds the stock will not be able to vote your shares on any proposal other than the appointment of Ernst & Young LLP unless you have provided voting instructions. If you hold your stock in street name and wish to vote at the meeting, you must obtain a proxy, executed in your favor, from the holder of record of the stock as of the record date.

What If I Do Not Provide Voting Instructions?

If you submit a valid proxy card, or validly submit voting instructions via the telephone or Internet, but you do not indicate your vote, your shares of stock will be voted for:

●	The election of two directors;

●	The appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015;

●	The adoption, on a non-binding, advisory basis, of a resolution approving the compensation of our named executive officers described under the heading “Executive Compensation” in our proxy statement; and

●	A non-binding, advisory vote to approve the compensation of our named executive officers to be held every THREE years.

You also give the proxies discretionary authority to vote on any other business that may properly be presented at the meeting.

Can I Revoke or Change My Vote?

If you are a stockholder of record, you may revoke or change your proxy and voting instructions at any time prior to the vote at the annual meeting. To do so:

●	Submit a new proxy card or voting instructions to the independent tabulator by mail, telephone or through the Internet by 11:59 p.m. Eastern Time on June 9, 2015; or

●	Attend the annual meeting and vote in person by ballot.

If you hold your stock in street name, you may revoke or change your proxy instructions prior to the vote at the annual meeting by submitting new voting instructions to your broker, bank or other institution in accordance with their procedures.

Who Are the Proxies and What Do They Do?

When you vote in advance of the annual meeting, you appoint Mr. Mark S. Silver, our Vice President, Managing Counsel & Secretary, and Mr. Hans J. Weinburger, our Senior Counsel & Assistant Secretary, as proxies, each with the power to appoint a substitute. You direct them to vote all of the shares of stock you held on the record date at the annual meeting and at any adjournment or postponement of that meeting. If you submit a valid proxy card or validly submit voting instructions via the telephone or Internet, and you do not subsequently revoke your proxy or vote, the individuals named on the card, as your proxies, will vote your shares of stock in accordance with your instructions. If you submit a valid proxy card or voting instructions but you do not indicate your vote, your shares of stock will be voted as described above under “What If I Do Not Provide Voting Instructions?” on page 3.

Is My Vote Confidential?

We have a confidential voting policy. Stockholders’ votes will not be disclosed to us other than in limited situations. The independent tabulator will collect, tabulate and retain all proxies and will forward any comments written on the proxy cards or otherwise received by the independent tabulator to management. Our confidential voting policy will not apply in the event of a contested solicitation.

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What Is the Quorum Requirement for the Annual Meeting?

A quorum is necessary to hold a valid meeting. A quorum will exist if stockholders holding a majority of the shares of stock issued and outstanding and entitled to vote at the meeting are present in person or represented by proxy.

How Are Abstentions, Withheld Votes and Broker Non-Votes Treated?

The election inspector will treat abstentions, withholds and “broker non-votes” as shares of stock that are present and entitled to vote for purposes of determining the presence of a quorum. A “broker non-vote” occurs when a broker holding stock for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Brokers will have discretionary voting power with respect to proposal two (the appointment of Ernst & Young LLP), but not with respect to any other proposal. Abstentions and broker non-votes do not count as votes cast either for or against any of the proposals. A “withhold” vote with respect to any director nominee will have the effect of a vote against such nominee.

What Vote Is Required to Approve a Proposal?

Proposal One: A nominee will be elected to the Board if the number of votes cast “for” his or her election exceeds the number of votes “withheld” from or cast “against” his or her election.

Proposal Two: The appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015 will be approved if holders of a majority of the stock present in person at the meeting or represented by proxy vote in favor of the proposal.

Proposal Three: The resolution approving the compensation of our named executive officers described under the heading “Executive Compensation” in our proxy statement will be approved on a non-binding, advisory basis, if holders of a majority of the stock present in person at the meeting or represented by proxy vote in favor of the proposal.

Proposal Four: A plurality of the affirmative votes cast will select, on a non-binding, advisory basis the frequency of the stockholder vote on the compensation of our named executive officers. We will consider stockholders to have expressed a non-binding preference for the frequency that receives the highest number of favorable votes.

Who Solicits Proxies and How Are They Paid?

The proxy accompanying this proxy statement is solicited on behalf of our Board, for use at the annual meeting, and Ryerson pays the expenses of soliciting the proxies. In addition to this solicitation by mail, our directors, officers and other employees may contact you by personal interview, telephone, electronic mail, facsimile, telephone, Internet, or otherwise to obtain your proxy. These persons will not receive any additional compensation for these activities. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward solicitation material to the beneficial owners of stock. We will reimburse these entities and our transfer agent for their reasonable out-of-pocket expenses in forwarding proxy material. We have not retained the services of a proxy solicitor.

How Do You Determine Whether I Get One or More Paper Copies of the Proxy Materials?

To reduce the costs of printing and distributing proxy materials we are taking advantage of the SEC rule that allows companies to furnish their proxy materials over the Internet. As a result, we send many stockholders a notice regarding the Internet availability of the proxy materials instead of a paper copy of our proxy materials. This notice explains how you can access the proxy materials over the Internet and also describes how to request to receive a paper copy of the proxy materials. If you have requested paper copies of the proxy materials, you may have received one copy of our proxy statement, annual report or Notice of Internet Availability of Proxy Materials for multiple stockholders in your household. This is because we and some brokers, banks and other record holders participate in the practice of “householding” proxy statements, annual reports and Notices of Internet Availability of Proxy Materials and deliver only one copy to stockholders at one address unless we or they receive other instructions from you.

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If these materials were delivered to an address that you share with another stockholder, we will promptly deliver a separate copy if you make a written or verbal request to Ryerson Holding Corporation, Investor Relations, Attention: Head of Communications, 227 W. Monroe St., 27th Floor, Chicago, Illinois 60606, email: investorinfo@ryerson.com, or telephone: 312-292-5052.

If you are receiving multiple copies and would like to receive only one copy for your household, you may make such request as follows:

●	If you are a stockholder of record, by contacting Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or call Broadridge toll free: 1-866-540-7095; and

●	If you are a beneficial owner of stock, by contacting your broker, bank or other record holder.

The Company’s proxy materials are also available at ir.ryerson.com.

ITEMS YOU MAY VOTE ON

1.	Election of Directors

Our Board presently consists of six directors, two of whom are independent under the NYSE Listed Company Manual and other NYSE rules and requirements (together, “NYSE rules”), and four of whom are affiliated with Platinum Equity, LLC and its affiliated investment funds, which together own a majority of our outstanding common stock. Because Platinum owns more than 50% of the voting power of our common stock, we are considered to be a “controlled company” for purposes of the NYSE rules. As such, we are permitted, and have elected, to opt out of the NYSE rules that would otherwise require our Board to be comprised of a majority of independent directors.

The Board is divided into three separate classes, with one class being elected each year to serve a staggered three-year term. The terms of the Class I Directors expire at the 2015 annual meeting, and two directors will be elected at the annual meeting to serve as Class I Directors for a three-year term expiring at the annual meeting in 2018 or until their successors are duly elected and qualified.

For the 2015 annual meeting, the Board has proposed the following nominees for election: Eva M. Kalawski and Mary Ann Sigler.

Detailed information on each nominee and continuing director is provided below under “Biographies” on page 9. If you submit valid voting instructions, the proxies will vote your shares of stock for the election of each of the nominees, unless you indicate that you wish to vote against a nominee or withhold your vote on a nominee. If at the time of the annual meeting any of the nominees is unable or declines to serve, the persons named in the proxy will, at the direction of the Board, either vote for the substitute nominee or nominees that the Board recommends or the Board may reduce the number of directors to be elected at the meeting. The Board has no reason to believe that any nominee will be unable or will decline to serve as a director if elected.

Under our Bylaws, our directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors. In an uncontested election, a director is elected if the votes cast “for” the director’s election exceed the votes “withheld” from or cast “against” the director’s election.

Our Board of Directors unanimously recommends a vote “FOR” the election of Eva M. Kalawski and Mary Ann Sigler to serve as directors of the Company.

2.	Ratification of the Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm for 2015. Ernst & Young LLP has served as the independent registered public accounting firm for the Company since 2006. Representatives of Ernst & Young LLP will be present at the annual meeting to answer questions. They will also have the opportunity to make a statement if they desire to do so.

The Audit Committee is responsible for recommending, for stockholder approval, our independent registered public accounting firm. Should stockholders fail to approve the appointment of Ernst & Young LLP, the Audit Committee

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would undertake the task of reviewing the appointment. Nevertheless, given the difficulty and expense of changing independent accountants mid-way through the year, there is no assurance that a firm other than Ernst & Young LLP could be secured to deliver any or all of the Company’s independent auditing services required in 2015. The Audit Committee, however, would take the lack of stockholder approval into account when recommending an independent registered public accounting firm for 2016.

The following table sets out the various fees for services provided by Ernst & Young LLP for 2014 and 2013. The Audit Committee pre-approved all of these services. For additional information, see the description of the pre-approval policies and procedures of the Audit Committee under “Pre-approval Policies,” below on page 16.

Annual Fees for 2014 and 2013

	Amounts
Description	2014	2013
Audit Fees(1)	$3,299,337	$3,073,734
Audit Related Fees(2)	$1,995	$1,995
Tax Fees(3)	$1,078,743	$193,837
Other Fees (4)	—	—
Total	$4,380,075	$3,269,566

(1)	Audit fees relate to professional services rendered in conjunction with the audit of our annual financial statements, the review of our quarterly financial statements, the filing of our registration on Form S-1 in connection with the IPO, and the audit of our statutory filings and other services pertaining to SEC matters.

(2)	Audit-related fees relate to professional services that are reasonably related to the performance of the audit or review of the Company’s financial statements, including compliance-related matters, which are not specifically classified as audit fees. Such fees for 2014 and 2013 related to subscription fees for the audit firm’s online research tool.

(3)	Tax fees relate to professional services performed by the independent auditor’s tax personnel and not included in audit fees or audit related fees, such as services related to tax audits, tax compliance, and tax consulting and planning services. Tax fees for 2014 primarily related to tax consulting and planning services related to international corporate structuring, transfer pricing relative to service charges from our U.S. operations to our Canadian subsidiary and determining the tax deductibility of certain costs associated with the IPO. Tax fees for 2013 related to tax assistance with respect to loans between certain of our foreign subsidiaries, transfer pricing relative to service charges from our U.S. operations to our Canadian subsidiary and tax assistance with the Company’s response to Internal Revenue Service information document requests.

(4)	For 2014 and 2013, there were no fees billed by Ernst & Young LLP for services provided other than those described in the three preceding footnotes.

Ernst & Young LLP’s full-time, permanent employees conducted a majority of the audit of Company’s 2014 financial statements. Leased personnel were not employed with respect to the domestic audit engagement.

Our Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of

Ernst & Young LLP as our independent registered public accounting firm for 2015.

3.	Non-Binding, Advisory Vote on the Compensation of Our Named Executive Officers

Under Section 14A of the Securities Exchange Act of 1934 (“Section 14A”), the Company has included this proposal pursuant to which stockholders are able to vote to approve, on an advisory (non-binding) basis no less frequently than once every three years, the compensation of the named executive officers (the “Say on Pay Vote”).

Stockholders are urged to read the “Executive Compensation” section of this proxy statement, beginning on page 20, which discusses how our executive compensation policies and procedures implement our compensation philosophy and contains tabular information and narrative discussion about the compensation of our named executive officers. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving our goals.

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As an advisory vote, this proposal is not binding. However, our Board and Compensation Committee, which is responsible for designing and administering our executive compensation program, value the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Based on the above, we request that you indicate your support for our executive compensation practices by voting in favor of the following resolution:

“Resolved, that the Company’s stockholders approve the compensation of the Company’s named executive officers as described in this Proxy Statement in the “Executive Compensation” section, including the Compensation Discussion and Analysis and the related compensation tables and narrative.”

Our Board of Directors unanimously recommends a vote “FOR” the adoption, on a non-binding, advisory basis, of the resolution approving the compensation of our named executive officers described under the heading “Executive Compensation” in our proxy statement.

4.	Non-Binding, Advisory Vote on the Frequency of the Stockholder Vote on Executive Compensation

Section 14A also provides that we include in this proxy statement a separate, non-binding stockholder vote to advise on whether the Say-on-Pay Vote should occur every one, two or three years. Stockholders have the option to vote for any one of the three options, or to abstain on the matter.

The Board has determined that an advisory vote on executive compensation every three years is the best approach for the Company based on a number of considerations, including the following:

●	An advisory vote every three years would give the Board sufficient time to thoughtfully consider the results of the vote and to implement any desired changes to executive compensation policies and procedures; and

●	A three-year cycle would provide investors sufficient time to evaluate the effectiveness of the short- and long-term compensation strategies and related business outcomes of the Company. We believe a short review cycle will not allow for a meaningful evaluation of our performance against our compensation practices, as any adjustment in pay practices would take time to implement and to be reflected in our financial performance and in the price of our common stock.

The stockholders also have the opportunity to provide additional feedback on important matters involving executive compensation even in years when a Say-on-Pay Vote does not occur. As discussed under “Communications with Directors” on page 14, the Company provides stockholders an opportunity to communicate directly with the Board on any issue, including executive compensation.

You may indicate your preferred voting frequency by voting for the option of three years, two years, or one year, or you may abstain from voting. We will consider stockholders to have expressed a non-binding preference for the frequency that receives the highest number of favorable votes.

Although this preference is non-binding in nature, our Board and Compensation Committee, which is responsible for designing and administering our executive compensation program, value the opinions expressed by stockholders in their vote on this proposal, and will consider the stockholders’ preference in determining the frequency of future votes on compensation program for our named executive officers. However, the Board may decide that it is in the best interests of our stockholders and the Company to hold a non-binding, advisory Say on Pay Vote more or less frequently than the option preferred by our stockholders.

The Board of Directors unanimously recommends that a non-binding, advisory vote to approve the compensation of our named executive officers be held every THREE years.

5.	Such Other Business as May Properly Come before the Annual Meeting

We do not know of any other matters to be voted on at the meeting. If, however, other matters are properly presented for a vote at the meeting, the persons named as proxies will vote your properly submitted proxy according to their judgment on those matters.

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BOARD OF DIRECTORS

Composition of Board of Directors

Our Amended and Restated Certificate of Incorporation and Bylaws provide that the authorized number of directors shall be fixed from time to time by a resolution of the majority of our Board. Our Board is currently comprised of the following six members: Kirk K. Calhoun, Eva M. Kalawski, Jacob Kotzubei, Stephen P. Larson, Philip E. Norment and Mary Ann Sigler.

In connection with the IPO, the Company and Platinum entered into an amended and restated investor rights agreement (the “Investor Rights Agreement”) in August 2014 that provided, among other things, that for so long as Platinum collectively beneficially owns (i) at least 30% of the voting power of the outstanding capital stock of the Company, Platinum will have the right to nominate for election to the Board no fewer than that number of directors that would constitute a majority of the number of directors if there were no vacancies on the Board, (ii) at least 15% but less than 30% of the voting power of the outstanding capital stock of the Company, Platinum will have the right to nominate two directors and (iii) at least 5% but less than 15% of the voting power of the outstanding capital stock of the Company, Platinum will have the right to nominate one director. The agreement also provides that if the size of the Board is increased or decreased at any time, Platinum’s nomination rights will be proportionately increased or decreased, respectively, rounded up to the nearest whole number.

Our Corporate Governance Guidelines provide that if an officer serving on our Board resigns or retires from his or her executive position with the Company or if a non-management director’s external job changes from the time such director was last elected, such individual shall offer his or her resignation from the Board at the same time; however, whether or not the individual shall continue to serve on the Board is a matter for determination on a case-by-case basis by the Board.

Term and Classes of Directors

Our Board is divided into three staggered classes of directors of the same or nearly the same number. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the directors will expire upon election and qualification of successor directors at the annual meeting of Stockholders to be held during the years 2015 for the Class I directors, 2016 for the Class II directors and 2017 for the Class III directors.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class shall consist of one-third of the directors. The following table sets forth information as of the date of this proxy statement regarding the nominees for directors and other directors who will serve as directors in the classes and for the terms specified below:

Name	Age	Independent (Yes/No)	Director Since	Expiration of Current Term

Nominees for Director

Class I
Eva M. Kalawski	59	No	2007	2015*
Mary Ann Sigler	60	No	2010	2015*

Continuing Directors

Class II
Stephen P. Larson	58	Yes	2014	2016
Philip E. Norment	55	No	2014	2016

Class III
Kirk K. Calhoun	71	Yes	2014	2017
Jacob Kotzubei	46	No	2010	2017

*Current term expires at this Annual Meeting

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Biographies

Additional information regarding the nominees and continuing directors is set forth below and is based on information furnished to us by the nominees and directors:

Nominees for Director

The Board has nominated Mses. Kalawski and Sigler for election at the 2015 annual meeting, each to hold office until the annual meeting of stockholders in 2018 (subject to the election and qualification of their successors or the earlier of their death, resignation or removal). Each is currently a director.

Eva M. Kalawski has been a director since October 2007. Ms. Kalawski joined Platinum in 1997, is a Partner at Platinum and serves as the firm’s General Counsel and Secretary. Ms. Kalawski serves or has served as an officer and/or director of many of Platinum’s portfolio companies. Prior to joining Platinum in 1997, Ms. Kalawski was Vice President of Human Resources, General Counsel and Secretary for Pilot Software, Inc. Ms. Kalawski earned a Bachelor’s Degree in Political Science and French from Mount Holyoke College and a Juris Doctor from Georgetown University Law Center. Ms. Kalawski’s expertise and experience managing the legal operations of many portfolio companies has led the Board to conclude that she has the background and skills necessary to serve as a director of the Company.

Mary Ann Sigler has been a director since January 2010. Ms. Sigler serves Platinum’s Chief Financial Officer and Chief Compliance Officer. Ms. Sigler joined Platinum in 2004 and is responsible for overall accounting, tax, and financial reporting as well as managing strategic planning projects for the firm. Prior to joining Platinum, Ms. Sigler was with Ernst & Young LLP for 25 years where she was a partner. Ms. Sigler has a B.A. in Accounting from California State University Fullerton and a Masters in Business Taxation from the University of Southern California. Ms. Sigler is a Certified Public Accountant in California, as well as a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants. Ms. Sigler’s experience in accounting and strategic planning matters has led the Board to conclude that she has the requisite qualifications to serve as a director of the Company and facilitate its continued growth.

Continuing Directors

Messrs. Calhoun, Kotzubei, Larson and Norment will remain directors after the annual meeting.

Kirk K. Calhoun has been a director since August 2014. Mr. Calhoun joined the public accounting firm Ernst & Young LLP in 1965 and served as a partner of the firm from 1975 until his retirement in 2002. Mr. Calhoun has a B.S. in Accounting from the University of Southern California and is a Certified Public Accountant (non-practicing) in California. He is currently lead director of the board of directors of Response Genetics, Inc. Previously Mr. Calhoun served on the boards of five public companies up until the dates of their respective sales, including Abraxis Bioscience, Inc., Myogen, Inc., Aspreva Pharmaceutical Corporation, Adams Respiratory Therapeutics, Inc., and Replidyne, Inc. Mr. Calhoun’s experience serving on public company audit committees and boards of directors and his past work as a partner with Ernst & Young LLP has led the Board to conclude that Mr. Calhoun has the requisite expertise to serve as a director of the Company and qualifies as a financial expert for audit committee purposes.

Jacob Kotzubei has been a director since January 2010. Mr. Kotzubei joined Platinum in 2002 and is a Partner at the firm. Mr. Kotzubei serves as an officer and/or director of a number of Platinum’s portfolio companies. Prior to joining Platinum in 2002, Mr. Kotzubei worked for 4½ years for Goldman Sachs’ Investment Banking Division in New York City. Previously, he was an attorney at Sullivan & Cromwell LLP in New York City, specializing in mergers and acquisitions. Mr. Kotzubei received a Bachelor’s degree from Wesleyan University and holds a Juris Doctor from Columbia University School of Law where he was elected a member of the Columbia Law Review. Since 2011, Mr. Kotzubei has been a director of KEMET Corporation, a leading global supplier of electronic components. Mr. Kotzubei’s experience in executive management oversight, private equity, capital markets and transactional matters has led the Board to conclude that he has the varied expertise necessary to serve as a director of the Company.

Stephen P. Larson has been a director since October 2014. Mr. Larson completed a 35-year career with Caterpillar Inc. in 2014 after holding multiple positions in the areas of accounting, finance, marketing and logistics. Caterpillar is the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. His senior leadership positions for Caterpillar

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included roles as Product Manager; Regional Manager for Canada and the Eastern United States; Vice President, Caterpillar Financial Services Asia Pacific; Caterpillar Logistics President-Americas region; and from 2007 until his retirement, Vice President, Caterpillar Inc. and President and Chairman of Caterpillar Logistics, a wholly owned subsidiary of Caterpillar Inc. Mr. Larson previously served for six years as a Commissioner on the board of the Metropolitan Airport Authority of Peoria, Illinois. Mr. Larson’s experience in accounting, finance and other areas for a large international manufacturer has led the Board to conclude that he has the background and skills necessary to serve as a director of the Company.

Philip E. Norment has been a director since May 2014. Mr. Norment is a Partner at Platinum, is a member of Platinum’s Investment Committee and is a senior advisor on specific operational initiatives throughout the portfolio. He is also the senior operations executive responsible for evaluating acquisition opportunities and integrating new acquisitions into the portfolio. Prior to joining Platinum in 1997, Mr. Norment served in a variety of management positions at Pilot Software. Over the course of 12 years, he worked in the areas of global support, operations, consultative services and sales support, achieving the position of Chief Operating Officer. Mr. Norment earned a Bachelor’s degree in Economics and an MBA from the University of Massachusetts, Amherst. Mr. Norment’s experience in executive management oversight, private equity, and transactional matters has led the Board to conclude that he has the varied expertise necessary to serve as a director of the Company.

Director Independence

As stated above, because Platinum owns more than 50% of the voting power of our common stock, we are considered to be a “controlled company” for purposes of the NYSE rules. As such, we are permitted, and have elected, to opt out of the NYSE rules that would otherwise require our Board to be comprised of a majority of independent directors and require our compensation committee and nominating and corporate governance committee to be comprised entirely of independent directors.

For a director to be considered independent under the NYSE rules, our Board must determine that he or she does not have any material relationship with the Company. To assist in making this determination, our Board adopted a policy on director independence based on the NYSE’s independence standards.

Under our policy on director independence, a director will be considered independent only if the Board has affirmatively determined that the director has no material relationship with the Company that would impair his or her independent judgment. In the process of making such determinations, the Board will consider the nature, extent and materiality of the director’s relationships with the Company. When assessing the materiality of a director’s relationship with the Company, the Board should consider the issue not only from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. The Board will consider all relevant facts and circumstances in rendering its “independence” determinations. Material relationships can include commercial, banking, consulting, legal, accounting, charitable and familial relationships, among others. In addition, a director will not be deemed “independent” for purposes of service on the Board if such director:

1.	is, or has been within the last three years, an employee of the Company, or an immediate family member of such director is, or has been within the last three years, an executive officer, of the Company;

2.	has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

3.	(A) is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) has an immediate family member who is a current partner of such a firm; (C) has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (D) was, or has an immediate family member who was, within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time;

4.	is, or an immediate family member of such director is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or

5.	is a current employee, or has an immediate family member who is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount

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which, in any of the last three fiscal years, exceeds the greater of $1,000,000, or 2% of such other company’s consolidated gross revenues.

For purposes of the Company’s policy on director independence, “immediate family member” means any of the person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone (other than domestic employees) who shares the person’s home.

The Board has determined that of the nominees and continuing directors, only Messrs. Calhoun and Larson are, or during 2014 were, independent within the meaning of the NYSE rules or our policy on director independence.

As stated above, our Board of Directors unanimously recommends a vote “FOR” the election of the Board’s nominees identified above.

CORPORATE GOVERNANCE MATTERS

Our policies and practices reflect corporate governance standards that comply with the NYSE rules and the corporate governance requirements of the Sarbanes-Oxley Act, including:

●	Our Board adopted clear corporate governance policies, including standards for determining director independence;

●	Our Board committee charters clearly establish their respective roles and responsibilities;

●	Our non-management directors meet regularly in executive session without management present;

●	We have a code of ethics and business conduct that applies to all Ryerson directors, officers and associates;

●	Our Chief Executive Officer (“CEO”), Chief Financial Officer, and other senior financial officers are subject to an additional code of ethics to promote (i) honest and ethical conduct; (ii) full, fair, accurate, timely and understandable disclosure in SEC filings; and (iii) compliance with applicable laws, rules and regulations;

●	Our internal audit function maintains critical oversight over the key areas of our business, compliance processes and controls, and reports regularly to the Audit Committee;

●	We have a compliance hotline service that permits employees to report violations of our code of ethics or other issues of significant concern on a confidential basis, via a toll-free telephone number or the internet; and

●	Concerns related to the Company’s financial statements, accounting practices, or internal controls may be communicated in writing to the Company’s Audit Committee.

 DIRECTOR COMPENSATION

In April 2015, our Board adopted a compensation program for our directors. Under the program, only independent directors are eligible to receive compensation for their service as Board members. The program provides for an annual cash retainer, additional annual cash retainers for committee chairs and fees for meeting attendance, as follows:

Annual retainer	$130,000
Committee chair retainers
Audit Committee chair	$15,000
Compensation Committee chair	$10,000
Nominating and Corporate Governance Committee chair	$10,000
Meeting Attendance Fees
Each Board meeting	$2,000
Each committee meeting	$1,500

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The program provided for one-time catch-up payments for independent directors’ service as Board members prior to the 2015 adoption of the program. Only Messrs. Calhoun and Larson were eligible as independent directors to receive compensation for Board service in 2014. The following table presents information for compensation earned by them for their service as Board members during 2014.

Name	Fees Earned or Paid in Cash	Total
Kirk K. Calhoun(1)	$59,375	$59,375
Stephen P. Larson(2)	$23,668	$23,668

(1)	Consists of pro-rated portions of the annual retainer ($48,750) and Audit Committee chair retainer ($5,625) based on the effective date Mr. Calhoun joined the Board (August 13, 2014) and meeting attendance fees.
(2)	Consists of a pro-rated portion of the annual retainer ($21,668) based on the effective date Mr. Larson joined the Board (October 31, 2014) and meeting attendance fees.

There is currently no formal policy in place relating to the granting of equity awards to our directors. We reimburse each member of our Board for out-of-pocket expenses incurred by them in connection with attending meetings of the Board and its committees.

MEETINGS OF THE BOARD AND BOARD COMMITTEES

During 2014, our Board met one time. Prior to the IPO, the Board took action several times by unanimous written consent. In addition to the meeting of the full Board, directors also attended meetings of Board committees. Overall, our directors had an attendance rate of over 88%. All of the directors attended at least 75% of the meetings of the Board and the committees on which they served, except that Ms. Sigler attended 4 out of the 6 meetings of the Board and the committees on which she served. While we do not have a formal policy requiring them to do so, we encourage our directors to attend our annual meeting. In 2014, our stockholders conducted all stockholder business by unanimous written consent and did not hold an annual meeting.

The standing committees of the Board (other than the Executive Committee), with the membership indicated, are set forth in the table below. The Board has had an audit committee since prior to the IPO and established the Compensation Committee and Nominating and Corporate Governance Committee in connection with the IPO.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Kirk K. Calhoun*	X(C)	X
Eva M. Kalawski			X
Jacob Kotzubei		X(C)
Stephen P. Larson*	X
Philip E. Norment			X
Mary Ann Sigler	X	X	X(C)

*      Independent director within the definition under the NYSE rules.

(C)   Committee Chair.

EXECUTIVE COMMITTEE

In December 2014, the Board established an Executive Committee in accordance with our Bylaws. The Executive Committee has and may exercise all powers that the Board legally delegates to it. In addition, during the intervals between meetings of the Board, the Executive Committee has and may exercise all of the powers of the Board, other than such powers as are granted to the Audit Committee, the Compensation Committee or the Nominating and Corporate Governance Committee, in the management of the business and affairs of the Corporation, unless otherwise limited by a resolution of the Board, the Company’s Amended and Restated Certificate of Incorporation or Bylaws, or applicable law. The Executive Committee is convened when circumstances do not allow the time, or when it is otherwise not practicable, for the entire Board to meet. The Executive Committee consists of Messrs. Kotzubei, Larson and Norment. In 2014, the Executive Committee did not meet.

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NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Our Nominating and Corporate Governance Committee (the “Governance Committee”) considers and oversees all corporate governance issues as they arise and develops appropriate recommendations for the Board regarding those issues. In 2014, the Governance Committee did not meet. It is also responsible for reviewing the requisite skills and characteristics of the members of the Board. The Governance Committee consists of Mr. Norment, Mses. Kalawski and Sigler, none of whom is independent under NYSE rules. Because Platinum owns more than 50% of the voting power of our common stock, we are considered to be a “controlled company” for the purposes of the NYSE rules. As such, we are permitted, and have elected, to opt out of the NYSE rules that would otherwise require our Governance Committee to be comprised entirely of independent directors.

Our Board has adopted a written charter for the Governance Committee, pursuant to which the Governance Committee has, among others, the following responsibilities:

●	Oversee and assist our Board in identifying, reviewing and recommending nominees for election as directors and for appointment to Board committees;

●	Review and evaluate the overall effectiveness and functioning of the management and the Board and the compliance of the Board with applicable legal requirements;

●	Review and evaluate the composition and performance of the other Board committees, and recommend any changes to the composition, size and functions of each committee;

●	Develop, review and recommend corporate governance guidelines; and

●	Generally advise our Board on corporate governance and related matters.

Qualifications for Directors

In selecting or recommending candidates to serve as directors, the Governance Committee takes into consideration the following criteria as approved by the Board, and as modified by the Board from time to time, and such other factors as it deems appropriate:

(i)	high personal and professional ethics, values and integrity;

(ii)	education, skill and experience that the Board deems relevant and useful, including whether such attributes or background would contribute to the diversity of the Board as a whole;

(iii)	ability and willingness to serve on any committees of the Board; and

(iv)	ability and willingness to commit adequate time to the proper functioning of the Board and its committees.

The Governance Committee will consider all candidates recommended by the Company’s stockholders in accordance with the procedures set forth in the Company’s annual proxy statement. The Governance Committee may also consider candidates proposed by management. For additional information, see “Stockholder Nominations for Directors,” below on page 39.

Governance Guidelines and Committee Charters

We maintain a corporate governance page on our website that includes our Corporate Governance Guidelines, Code of Ethics and Business Conduct and the charters for our Audit, Compensation and Nominating and Corporate Governance Committees. The corporate governance page can be found at ir.ryerson.com by clicking on “Governance.” Stockholders also may obtain copies of these materials by contacting us at Investor Relations, Attention: Head of Communications, 227 W. Monroe St., 27th Floor, Chicago, Illinois 60606, email: investorinfo@ryerson.com, or telephone: 312-292-5052.

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Code of Ethics

Our Board has adopted a code of ethics (“Code of Ethics”) that contains the ethical principles by which our chief executive officer and chief financial officer, among others, are expected to conduct themselves when carrying out their duties and responsibilities. A copy of the Code of Ethics may be found at the end of our general code of ethics and business conduct, available on our corporate governance webpage located at ir.ryerson.com. We will provide a copy of our general code of ethics and business conduct, which includes the Code of Ethics, to any person, without charge, upon request, by writing to the Compliance Officer, Ryerson Holding Corporation, 227 W. Monroe, 27th Floor, Chicago, Illinois 60606 (telephone number: 312-292-5000). We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of our Code of Ethics by posting such information on Ryerson’s website at www.ryerson.com.

Communications with Directors

An employee, officer or other interested party who has an interest in communicating with non-management members of the Board may do so by directing the communication to the chief legal officer of the Company. Persons who desire to communicate with the non-management directors should send their correspondence addressed to the attention of the chief legal officer, c/o Ryerson Holding Corporation, 227 W. Monroe, 27th Floor, Chicago, Illinois 60606. The chief legal officer will provide a summary of all appropriate communications to the addressed non-management directors.

BOARD LEADERSHIP STRUCTURE

Under our Bylaws, the Board may appoint one of the directors as Chairman of the Board. The Chairman of the Board may be a management or a non-management director and may or may not be the same individual as our CEO (if our CEO is a director), at the option of the Board. The Board believes it should be free to make this determination depending on what it believes is best for the Company in light of all the circumstances. The Company’s CEO is currently not a member of the Board and the Board currently does not have a Chairman of the Board. This leadership structure also allows our CEO to focus his time and energy on operating and managing the Company and leverages the experiences and perspectives of all of the Company’s directors.

BOARD OVERSIGHT OF RISK

Our Board as a whole has responsibility for overseeing our risk management. The Board exercises this oversight responsibility directly and through its committees. The Board and its committees are informed by reports from our management team and from our internal audit department that are designed to provide visibility to the Board about the identification and assessment of key risks and our risk mitigation strategies. The full Board oversees strategic and operational risks, and succession planning.

Committee Roles

Prior to the IPO, our Board was responsible to evaluate risk arising from our compensation policies and practices; since that time, the newly formed Compensation Committee has assumed that responsibility. Our Audit Committee’s role includes assisting the Board in monitoring the Company’s compliance with legal and regulatory requirements as well as its ethical standards and policies. It also oversees our internal audit function. The committees provide reports to the full Board regarding these and other matters.

Internal Audit

Under its charter, the internal audit department is tasked to help the Company accomplish its objectives by bringing a systematic and disciplined approach to evaluate and improve the effectiveness of the Company’s risk management, control, and governance processes. To promote independence of the department and ensure appropriate internal audit coverage, the internal audit director is responsible for leading the department and reports functionally to the Audit Committee, and administratively (i.e., day to day operations) to the chief financial officer. The internal audit services personnel have unrestricted access to all functions, records, property and personnel of the Company, and

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full and free access to the Audit Committee. The internal audit department is currently staffed entirely by a third party auditing firm. The internal audit director provides reports to the Audit Committee at each regularly scheduled Audit Committee meeting.

The scope of the department’s internal auditing encompasses, but is not limited to, the examination and evaluation of the adequacy and effectiveness of the Company’s governance, risk management, and internal controls as well as the quality of performance in carrying out assigned responsibilities to achieve the Company’s stated goals and objectives. This includes, among other things:

●	partnering with other governance and monitoring groups to evaluate risk exposure relating to achievement of the Company’s strategic objectives;

●	monitoring and evaluating the effectiveness of the Company’s risk management processes;

●	performing consulting and advisory services related to governance, risk management and control as appropriate for the Company; and

●	Reporting significant risk exposures and control issues, including fraud risks, governance issues, and other matters needed or requested by the Audit Committee.

In addition, the internal audit department is responsible to conduct an annual risk assessment and develop a corresponding annual audit plan using a risk-based approach to monitor and report on the adequacy and effectiveness of the Company’s processes for controlling its activities and managing its risks.

AUDIT COMMITTEE

Our Audit Committee oversees a broad range of issues surrounding our accounting and financial reporting processes and audits of our financial statements. In 2014, the Audit Committee met four times. The Audit Committee consists of Messrs. Calhoun and Larson and Ms. Sigler. Both Messrs. Calhoun and Larson are “independent” as such term is defined in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and under the applicable NYSE rules. All of the Audit Committee members are “financially literate,” and Mr. Calhoun, the chair of the Audit Committee, is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K.

In accordance with NYSE rules, we plan to appoint a third independent director to our Board within 12 months of the effective date of the registration statement with respect to our common stock issued in the IPO, and that director will replace Ms. Sigler as a member of the Audit Committee such that at that time all of our Audit Committee members will be “independent” as such term is defined in Rule 10A-3(b)(1) under the Exchange Act and applicable NYSE rules.

Our Board has adopted a written charter for the Audit Committee, pursuant to which the Audit Committee has, among others, the following responsibilities:

●	Review and recommend to the Board the independent auditors to be selected to audit the financial statements;

●	Inquire as to the independence of the independent auditors and obtain from the independent auditors, on a periodic basis, a formal written statement delineating all relationships between the independent auditors and the Company; in addition, review the extent of non-audit services provided by the independent auditors in relation to the objectivity needed in the independent audit and recommend that the Board take appropriate action in response to the independent auditors’ written statement to satisfy the Board as to the independent auditors’ independence;

●	Pre-approve all services provided by the independent auditors to the Company;

●	Pre-approve appropriate funding for payment of (a) compensation to the Company’s independent auditors for preparing or issuing an audit report or performing other audit, review or attest services for the Company, (b) compensation to any advisors employed by the Committee and (c) ordinary administrative expenses necessary or appropriate to carry out its duties;

●	Ensure proper audit partner rotation;

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●	Meet with the independent auditors and the financial management to review the scope of the audit proposed for the current year and the audit procedures to be utilized and at its conclusion review the audit with the Committee; upon completion of the audit and following each interim review of the Company’s financial statements, discuss with the independent auditors all matters required to be communicated to the Committee under generally accepted auditing standards, including the judgments of the independent auditors with respect to the quality, not just the acceptability, of the Company’s accounting principles and underlying estimates in the financial statements;

●	Review with the independent auditors, the internal auditor (if any), and the financial and accounting personnel, the adequacy of the accounting and financial controls and elicits any recommendations for improvement or particular areas where augmented controls are desirable;

●	Review the internal audit function of the Company including the independence and authority of its reporting obligations, the audit plans proposed for the coming year and the coordination of such plans with the work of the independent auditors;

●	Receive before each meeting a summary of findings from completed internal audits and a progress report on the proposed internal audit plan with explanations for any deviations from the original plan;

●	Review the financial statements contained in the annual and quarterly reports with management and the independent auditors;

●	Review any year-to-year changes in accounting principles or practices;

●	Provide sufficient opportunity at each meeting for the internal and independent auditors to meet with the Committee without management present; among the items to be discussed in these meetings are the independent auditors’ evaluation of the financial, accounting, and auditing personnel, and their cooperation during the audit;

●	Review with the independent auditors any problems or difficulties the auditors may have encountered, including any disagreements with management;

●	Review accounting and financial personnel and succession planning;

●	Investigate any matter brought to its attention within the scope of its duties, with the power to retain professional advice (at the expense of the Company) for this purpose if, in its judgment, that is appropriate; and

●	Establish, as necessary, detailed pre-approval policies and procedures for engaging audit and non-audit services.

Audit, Audit Related and Other Non-Audit Services

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation for and overseeing the work of Ernst & Young LLP. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by Ernst & Young LLP. For additional information regarding the services provided by Ernst & Young LLP and the fees for such services, see “Ratification of Appointment of Independent Registered Public Accounting Firm,” above on page 5.

Pre-approval Policies

The Audit Committee must pre-approve any audit or any permissible non-audit services to be provided by the independent registered public accounting firm. The Audit Committee has established pre-approval policies and procedures. Permissible non-audit services are services allowed under SEC regulations. The Audit Committee may pre-approve certain specific categories of permissible non-audit services up to an annual budgeted dollar limit. If any permissible non-audit services do not fall within a pre-approved category or exceed the approved fees or budgeted amount, the services and the additional fees have to be pre-approved by the Audit Committee on a project-by-project basis. The Audit Committee may delegate to any member of the Committee the duty to pre-approve any payments of compensation to the independent registered public accounting firm, provided that the decisions of such member to grant pre-approvals shall be presented to the full Committee for ratification.

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No required pre-approvals were waived or approved after the services commenced. Before approving the non-audit services described under “Tax Fees” under “Ratification of Appointment of Independent Registered Public Accounting Firm,” above on page 5, the Audit Committee reviewed whether the independent registered public accounting firm could provide those services and maintain its independence. The Audit Committee approved 100% of the audit-related and tax fees for 2014 and 2013.

Other Policies

The Audit Committee has adopted policies to ensure the independence of the Company’s independent registered public accounting firm, including policies on employment of audit firm employees and audit partner rotation.

AUDIT COMMITTEE REPORT – FINANCIAL STATEMENTS RECOMMENDATION1

Management is responsible for the preparation, presentation and integrity of Ryerson’s consolidated financial statements and the reporting process including Ryerson’s internal controls over financial reporting and their effectiveness. The independent registered public accounting firm of Ernst and Young LLP (“E&Y”) is responsible for performing an independent audit of Ryerson’s consolidated financial statements. The Audit Committee’s responsibility is to monitor and oversee these activities and processes. In this context, the Audit Committee reports as follows:

1. The Audit Committee has reviewed and discussed with management Ryerson’s audited consolidated financial statements as of and for the year ended December 31, 2014 and management has represented that the consolidated financial statements were prepared in accordance with generally accepted accounting principles;

2. The Audit Committee has discussed with E&Y the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16 (Communications with Audit Committees);

3. The Audit Committee received the written disclosures and the letter from E&Y required by applicable requirements of the PCAOB regarding E&Y’s communications with the Audit Committee concerning independence, and has discussed with E&Y its independence; and

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the Securities and Exchange Commission.

Respectfully submitted by the Audit Committee:

Kirk K. Calhoun, Chair

Stephen P. Larson

Mary Ann Sigler

COMPENSATION COMMITTEE

Our Compensation Committee reviews and recommends policies relating to compensation and benefits of our officers and employees, including reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer and other named executive officers, evaluating the performance of those officers in light of those goals and objectives and setting compensation of those officers based on such evaluations. In 2014, the Compensation Committee met one time. The Compensation Committee consists of Messrs. Calhoun and Kotzubei and Ms. Sigler, of whom only Mr. Calhoun is independent under NYSE rules. Because Platinum owns more than 50% of the voting power of our common stock, we are considered to be a “controlled company” for the purposes of the NYSE rules. As such, we are permitted, and have elected, to opt out of the NYSE rules that would otherwise require our Compensation Committee to be comprised entirely of independent directors.

1 The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Commission, nor shall such information or report be incorporated by reference into any future filing by us under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

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Our Board has adopted a written charter for the Compensation Committee, pursuant to which the Compensation Committee has, among others, the following authority to fulfill its duties and responsibilities:

●	Review, revise and interpret the Company’s compensation philosophy, policies and objectives, including reviewing and approving any incentive compensation plans and equity-based plans of the Company; and the Compensation Committee shall report its determinations and any actions it takes with respect to the Company’s compensation philosophy, policies and objectives to the Board;

●	Review and approve annually the corporate goals and objectives applicable to the compensation of the Company’s CEO, evaluate at least annually the CEO’s performance in light of those goals and objectives, and determine and approve the CEO’s compensation level based on this evaluation; the Committee’s decisions regarding performance goals and objectives and the compensation of the CEO are reviewed and ratified by the Board; in determining the long-term incentive component of the CEO’s compensation, the Committee shall consider all relevant factors, including the Company’s performance and relative stockholder return, the value of similar awards to chief executive officers at comparable companies and the awards given to the CEO in past years;

●	Review and approve the compensation for executive officers, including the review and approval of the design and implementation of any incentive arrangements, equity compensation and supplemental retirement programs;

●	Review and approve grants and awards to officers and other participants under the Company’s compensation and participation plans, including the Company’s management incentive plans;

●	Review and make recommendations to the Board regarding the amount and types of compensation that should be paid to the Company’s outside directors, to ensure that such pay levels remain competitive;

●	Review and approve any employment, severance or termination arrangements to be made with any executive officer of the Company;

●	Review all equity compensation plans under the listing standards of the NYSE or such other national securities exchange or stock market on which the Company’s securities may be listed and approve such plans in the Committee’s sole discretion;

●	Annually assist management in drafting the Company’s Compensation Discussion and Analysis (“CD&A”) to be included in the Company’s public filings with the Securities and Exchange Commission by (i) articulating the discussion and analysis to be included in the CD&A, (ii) participating in or overseeing the drafting of the CD&A and (iii) reviewing the CD&A with management and determining whether to recommend to the Board that the CD&A be included in the Company’s annual report on Form 10-K or proxy statement, as applicable;

●	Prepare a report annually to be filed with the Company’s annual report on Form 10-K or proxy statement, as applicable, to state whether the Committee has reviewed and discussed the CD&A with management and, based on such review and discussions, whether the Committee has recommended to the Board that the CD&A be included in the Company’s annual report on Form 10-K or proxy statement, as applicable; and

●	Submit a report to the Board periodically, which shall include a review of any determinations, recommendations or issues that arise with respect to Company compensation philosophy, policies and objectives, executive compensation, management succession planning and any other matters that the Committee deems appropriate or is requested to be included by the Board.

In addition, the Compensation Committee will review the results of the stockholder advisory votes on (i) executive compensation, and (ii) the frequency of the stockholder votes on executive compensation.

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Committee Resources and Authority

Under the Compensation Committee’s charter, the Committee also has the resources and authority to:

●	Retain more compensation consultants, independent counsel and other advisors;

●	Terminate any consulting firms and such other advisors;

●	Approve the consulting firms’ and other advisors’ fees and other retention terms; and

●	Determine the appropriate funding (at the expense of the Company) for (i) payment of compensation to any independent counsel and other advisers employed by the Committee and (ii) ordinary administrative expenses of the Committee.

In addition, the Committee may form and delegate its authority to subcommittees or to the Committee Chair when it deems appropriate and in the best interests of the Company, although it did not do so in 2014.

Executive Compensation Committee Interlocks and Insider Participation

Mr. Kotzubei, Mr. Calhoun and Ms. Sigler served on our Compensation Committee during some or all of the last completed fiscal year. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or our Compensation Committee. None of the members of the Compensation Committee is now or was previously an employee of the Company. Prior to the IPO, Ms. Kalawski served as the Company’s Vice President and Secretary and Ms. Sigler served as the Company’s Vice President. They each resigned their positions as officers in August 2014 in connection with the IPO.

COMPENSATION COMMITTEE REPORT2

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section of this Proxy Statement, set forth below. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Respectfully submitted by the Compensation Committee:

Jacob Kotzubei, Chair

Kirk K. Calhoun

Mary Ann Sigler

2 The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Commission, nor shall such information or report be incorporated by reference into any future filing by us under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This section explains our executive compensation philosophy, objectives, and design; our compensation-setting process; our executive compensation program components; and the decisions made in 2014 with respect to the compensation of each of our named executive officers. The Company’s named executive officers for 2014 are:

•	Michael C. Arnold, President & Chief Executive Officer;

•	Edward J. Lehner, Executive Vice President & Chief Financial Officer;

•	Michael J. Burbach, President, North-West Region;

•	Roger W. Lindsay, President, Canada & Chief Human Resources Officer; and

•	Kevin D. Richardson, President, South-East Region.

Executive Compensation Philosophy

As a private company prior to the IPO, our compensation decisions with respect to our named executive officers have historically been based on the goal of achieving performance at levels necessary to provide meaningful returns to our stockholders. To this end, our compensation decisions in 2014 were primarily based on the goals of recruiting, retaining, and motivating individuals who could help us meet and exceed our financial and operational goals. Since the IPO, the Company’s compensation decisions continue to be based on those same goals, for the purpose of providing meaningful returns to our expanded stockholder base.

Objectives. Ryerson’s executive compensation program is designed to:

•	align the interests of executive management with stockholders;

•	provide market competitive compensation;

•	attract and retain talented executives;

•	differentiate rewards based on individual performance;

•	encourage long-term value creation; and

•	avoid incentivizing excessive risk taking.

Principles. Ryerson seeks to promote a high performance culture and create a compensation program that recognizes and rewards superior individual and Company performance. The following key principles are applied by the Board and our Compensation Committee when determining the compensation approach for the Company’s executives:

•

Accountability – Performance-based compensation is tied to corporate results, applicable business unit results and individual performance metrics. This ensures executives are held accountable through their compensation for the performance of the business and for achieving the Company performance objectives, thereby enhancing stockholder value.

•

Competitive Positioning – Ryerson seeks to provide competitive total compensation that includes significant upside and downside potential for executives, with actual pay determined based on performance. For compensation decisions made based on peer group data, target compensation will be based upon a range around the median of the defined peer group.

•	Market Compensation Elements – The compensation components reflect the competitive marketplace so that we can attract, motivate, reward and retain talented executives through business cycles.

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Determination of Compensation

Decisions regarding our named executive officers’ compensation for 2014 were made prior to the IPO. Our Board, in consultation with the stockholders of Ryerson Holding Corporation prior to the IPO, was principally responsible for establishing and making decisions with respect to our compensation and benefit plans, including all compensation decisions relating to our named executive officers.

In determining the levels and mix of compensation, our Board has not generally relied on formulaic guidelines but rather has sought to maintain a flexible compensation program that allowed it to adapt components and levels of compensation to motivate and reward individual executives within the context of our desire to maximize stockholder value. Subjective factors considered in compensation determinations included an executive’s skills and capabilities, contributions as a member of the executive management team, contributions to our overall performance, and whether the total compensation potential and structure were sufficient to ensure the retention of an executive when considering the compensation potential that may be available elsewhere. In determining the compensation of our named executive officers in 2014, our Board did not undertake any formal benchmarking or review any formal surveys of compensation for our competitors, and it did not engage any compensation consultant to assist it. Prior to the IPO, our Board had no formal, regularly scheduled meetings to set our compensation policy and instead met as circumstances required from time to time.

In connection with the IPO, the Board established the Compensation Committee to oversee matters including executive compensation. Since that time, the Compensation Committee has been responsible for executive compensation matters as further described above under “Compensation Committee” beginning on page 17, and has authority to make decisions regarding the named executive officers’ compensation.

Components of Compensation for 2014

The compensation provided to our named executive officers in 2014 consisted of the same elements generally available to our non-executive employees, including base salary, annual bonuses and retirement and other benefits, each of which is described in more detail below. Additionally, our named executive officers received certain perquisites and participated in a long-term incentive program, and Mr. Arnold received a one-time incentive award payment, each as also described in more detail below.

Base Salary

The base salary payable to each named executive officer was intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities, as well as to recruit well-qualified executives. Salary is paid to ensure that we are able to attract and retain the talent necessary to lead our Company and to ensure that sufficient fixed income is provided even when variable compensation programs pay out below target (or not at all), in an attempt to mitigate incentive for executives to assume overly risky business strategies.

The named executive officers’ initial base salaries are generally determined in connection with the negotiation of their employment terms upon their hiring or promotion. The salary levels are then reviewed annually in connection with the Company’s salary review for all management employees. Each year, the Company’s chief human resources officer recommends to the CEO a salary adjustment for each officer reporting to the CEO. This recommendation is based on a review of competitive market factors, Company budget considerations, retention considerations and the officer’s performance during the prior year, including his performance against his personal goals determined at the beginning of the prior year. After reviewing this recommendation, the CEO may make modifications based on his own assessment of individual performance and then makes salary recommendations for the officers reporting to him. Prior to the IPO, the CEO made his recommendations to certain members of the Board; the chief human resources officer made a recommendation directly to certain members of the Board regarding the CEO’s salary, which recommendation was determined in the same manner as his recommendations to the CEO regarding the other named executive officers’ salaries. The Board members then reviewed the salary recommendations and, after any adjustments, determined the officers’ base salaries on behalf of the Company. In determining base salaries for our named executive officers for any particular year, our Board generally considered, among other factors, competitive market practice, individual performance for the prior year and the mix of fixed compensation to overall compensation.

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2014 Base Salaries

In 2014, management hired Mercer LLC (“Mercer”), a compensation consultant, to provide general survey data regarding compensation for executives of industrial companies with annual sales similar in amount to Ryerson’s. Mr. Lindsay, the chief human resources officer, considered the Mercer survey data in determining his salary adjustment recommendations for the named executive officers. Mr. Lindsay also presented this general survey data to Mr. Arnold in connection with his recommendations regarding the salaries of the named executive officers (other than the CEO). During 2014, the named executive officers’ annual base salary rates were determined in accordance with the process described above and were increased, effective as of June 9, 2014, as follows: Mr. Arnold from $750,000 to $772,500; Mr. Lehner from $450,000 to $477,000; Mr. Burbach from $307,500 to $318,263; Mr. Lindsay from $309,000 to $322,905; and Mr. Richardson from $307,500 to $318,263.

Annual Bonus

2014 Annual Incentive Plan

The Company has historically maintained the Ryerson Annual Incentive Plan (as amended, the “AIP”), pursuant to which its key managers (including our named executive officers) were eligible to receive a performance-based cash bonus tied to our achievement of specified financial performance targets for each year. No cash AIP bonuses were payable unless we achieved the performance thresholds set for the performance period. Our Board generally viewed the use of cash AIP bonuses as an effective means to compensate our named executive officers for achieving our annual financial goals.

In 2014, the Company’s 2014 annual incentive plan (the “2014 AIP”) was approved under the AIP. The target 2014 AIP bonuses for our named executive officers, expressed as a percentage of annual base salary rate in effect on November 30, 2014, were as follows: 100% for Mr. Arnold; 75% for Mr. Lehner; 55% for Messrs. Burbach and Richardson; and 50% for Mr. Lindsay. The target AIP bonus levels were set to reflect the relative responsibility for our performance and to appropriately allocate the total cash opportunity between base salary and incentive based compensation.

For the 2014 AIP, it was determined that a combination of earnings before interest, taxes, depreciation, amortization and restructuring expenses excluding last in, first out inventory accounting expense plus adjustments, if any (“EBITDAR”), and “economic value added” (“EVA”) should be used as the performance measures for determining the cash AIP bonus payable to our named executive officers. EVA is the amount by which (i) EBITDAR exceeded (ii) a carrying cost of capital applied to certain of our assets. These factors were chosen as the appropriate performance measures to motivate our key executives, including the named executive officers, to both maximize earnings and increase utilization of our working capital. For Messrs. Arnold and Lehner, 50% of their bonus opportunity for 2014 was based on Company (“corporate”) EBITDAR during 2014 and the remaining 50% was based on corporate EVA during 2014. For Messrs. Burbach and Richardson, 30% of their bonus opportunity for 2014 was split equally between corporate 2014 EBITDAR and EVA, and the remaining 70% was split equally between their respective assigned region’s 2014 EBITDAR and EVA. For Mr. Lindsay, 50% of his bonus opportunity for 2014 was split equally between corporate 2014 EBITDAR and EVA, and the remaining 50% of his bonus opportunity for 2014 was split equally between the Canada region’s 2014 EBITDAR and EVA.

Actual Payouts under the 2014 AIP

In 2014, the Company’s financial performance resulted in a payout under the 2014 AIP at 112.3% of target for corporate performance, for bonus opportunities split equally between corporate 2014 EBITDAR and EVA. Information on the achievement of each corporate target for 2014 AIP purposes is shown in the table below.

Performance Criteria (Corporate)	Threshold (50% payout)	Target (100% payout)	Maximum (200% payout)	2014 Performance	Payout Percentage Performance
2014 EBITDAR	$180,000,000	$215,000,000	$250,000,000	$217,851,821	108.1%
2014 EVA	-$29,373,155	$2,800,690	$29,349,755	$7,151,968	116.4%

The AIP provides for discretionary adjustments based on individual performance during 2014. Based on the recommendation of Mr. Arnold, the Compensation Committee approved the discretionary increases to the 2014 AIP awards for the other named executive officers in the following amounts: Mr. Lehner, $45,614;

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Mr. Burbach, $6,827; Mr. Lindsay, $13,925; and Mr. Richardson, $2,171. The named executive officers’ bonus opportunities under the 2014 AIP, as well as their actual AIP awards earned for 2014, including their discretionary awards, are set forth in the table below.

Named Executive Officer	Base salary(1)	Target Bonus (as a percentage of base salary)	Target Bonus (dollar amount)	Actual 2014 AIP Award Paid for 2014 Performance (including discretionary amounts)
Michael C. Arnold	$772,500	100%	$772,500	$867,131
Edward J. Lehner	$477,000	75%	$357,750	$447,188
Michael J. Burbach	$318,263	55%	$175,045	$210,054
Roger W. Lindsay	$322,905	50%	$161,453	$229,263
Kevin D. Richardson	$318,263	55%	$175,045	$210,054

(1)	As of November 30, 2014.

2015 Annual Incentive Plan

On February 11, 2015, the Compensation Committee approved the design of the 2015 Annual Incentive Plan (“2015 AIP”), which is administered under the 2014 Omnibus Incentive Plan, which is described under “2014 Omnibus Incentive Plan,” below on page 26. The performance metrics applicable to the Company’s performance under the 2015 AIP are 2015 EBITDAR and 2015 EVA. The Compensation Committee chose these performance metrics for the same reasons it did so for the 2014 AIP.

The Compensation Committee approved target bonus opportunities under the 2015 AIP, expressed as a percentage of annual base salary rate, for each of the named executive officers at the same percentages as applied under the 2014 AIP. Bonus opportunities for the named executive officers are based on corporate 2015 EBITDAR and EVA, and in the case of Messrs. Burbach, Lindsay and Richardson, also on their respective regions’ 2015 EBITDAR and EVA, in the same percentages as applied under the 2014 AIP.

Long-Term Incentive Program

Participation Plan

In February of 2009, Ryerson Holding Corporation adopted the Rhombus Holding Corporation Amended and Restated 2009 Participation Plan (the “Participation Plan”), designed to provide incentives to key employees, including our named executive officers, to maximize our performance and to provide maximum returns to our stockholders. Under the Participation Plan, participants were granted performance units, the value of which appreciated when and as the value of the Ryerson Holding Corporation increased from and after the date of grant, and it was this appreciation in value which was the basis upon which incentive compensation could become payable upon the occurrence of certain qualifying events, which are described below. The Compensation Committee for the Participation Plan (the “Participation Plan Committee”) determined who was eligible to receive an award, the size and timing of the award, and the value of the award at the time of grant. The maximum number of performance units that could be awarded under the Participation Plan was 87,500,000. The performance units generally matured over a 44-month period of time, which the Participation Plan Committee believed acted as an incentive for participants to remain in our employ and to strive to create value throughout the investment cycle. Subject to certain thresholds, payment on the performance units was contingent upon the occurrence of either (i) a sale of some or all of Ryerson Holding Corporation’s common stock by its stockholders or (ii) Ryerson Holding Corporation’s payment of a cash dividend.

Each of the named executive officers was granted performance units under the Participation Plan that were convertible into cash. The Participation Plan terminated effective March 31, 2014 pursuant to its terms, at which time all performance units granted thereunder also terminated, and no payments have been made or will be made thereunder.

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Retention Bonus Plan

On July 23, 2014, the Board adopted a new retention plan called the Ryerson Holding Corporation Retention Bonus Plan (the “Retention Bonus Plan”), which is intended to incentivize certain of our employees to continue with the Company following the IPO.

Our Board administers the Retention Bonus Plan and is authorized to, among other things, construe, interpret and implement the plan, to prescribe, amend and rescind rules and regulations relating to the plan and make any other determinations that it deems necessary or advisable for the administration of the plan. The Board may also delegate to certain members of the Board, our officers or employees, or other committees, the authority, subject to such terms as the Board determines appropriate, to perform such functions, including but not limited to administrative functions. Any action of the Board (or its authorized delegates) will be final, conclusive, and binding on all persons, including the Company and plan participants.

Under the Retention Bonus Plan, participants were granted a number of units, which corresponds to their allocation of the total bonus pool that may be awarded under the plan. The total number of units that were made available for grant under the plan was 10,000,000 units, and the total amount of the bonus pool allocated among participants was $10,000,000. Each of our named executive officers participates in the Retention Bonus Plan and was granted the following number of units: Mr. Arnold, 1,811,024 units; Mr. Lehner, 1,574,803 units; Mr. Burbach, 1,338,583 units; Mr. Lindsay, 1,181,102 units; and Mr. Richardson, 1,338,583 units.

The named executive officers’ units vested 20% upon the effectiveness of the IPO and will vest 20% on each of the first four anniversaries of the effectiveness of the IPO; provided that (i) all unvested units would be accelerated and vest immediately as of the date the Company achieves a TTM EBITDAR of $400 million or greater; (ii) any units scheduled to vest on the third anniversary of the IPO would be accelerated and vest immediately as of the date the Company achieves a TTM EBITDAR of at least $325 million (but less than $400 million) prior to the third anniversary of the IPO; (iii) any units scheduled to vest on the fourth anniversary of the IPO would be accelerated and vest immediately as of the date the Company achieves a TTM EBITDAR of at least $280 million (but less than $400 million); and (iv) all unvested units would be accelerated and vest immediately as of the date Platinum ceases to hold at least 5% of the outstanding shares of our common stock. Payment of vested bonus amounts is made on the next payroll date after vesting that is at least five business days after the applicable vesting date. For purposes of the Retention Bonus Plan (i) “TTM EBITDAR” means the trailing twelve month period of EBITDAR, and (ii) “EBITDAR” means net income before interest and other expense on debt, provision for income taxes, depreciation and amortization expense, reorganization expenses, advisory services fees and termination costs, debt retirement expenses, foreign currency (gains) losses, impairment charges, purchase consideration expenses, other adjustments and last in, first out inventory accounting expense (income).

In 2014, 20% of the named executive officers’ units vested and were paid in cash as set forth in the table below, in connection with the IPO:

Named Executive Officer	2014 Retention Bonus Plan Payment
Michael C. Arnold	$362,205
Edward J. Lehner	$314,961
Michael J. Burbach	$267,717
Roger W. Lindsay	$236,220
Kevin D. Richardson	$267,717

On a participant’s termination of employment with the Company without “cause” (as defined in the plan), for “good reason” (as defined in the plan), due to death or “disability” (as defined in the plan) or upon a voluntary resignation that the Board determines in its sole discretion to treat as a “qualified retirement,” any unvested units shall immediately vest and become payable on the next payroll date after vesting that is at least five business days after the date of termination. On all other terminations of employment prior to vesting, any unvested units and corresponding bonus amounts will be forfeited.

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In December 2014, Mr. Arnold announced that he would retire during 2015. The Compensation Committee recommended, and the Board approved, the determination that Mr. Arnold’s upcoming retirement would be treated as a qualified retirement under the Retention Bonus Plan, resulting in his unvested units vesting upon his retirement.

Additional Incentive Award Payment to CEO

The employment agreement between Mr. Arnold and the Company entered into in November 2010 in connection with his hiring provided that the Company and Mr. Arnold would work together to structure an additional incentive compensation arrangement that would entitle Mr. Arnold to an after-tax economic return of between $2.8 and $3.2 million upon the occurrence of a liquidity event. Pursuant to that provision of the employment agreement, in August 2014 the Board approved, and the Company entered into, an agreement with Mr. Arnold that provided for an additional incentive compensation award of an after-tax amount of $3.0 million, payable upon the earlier of an initial public offering, a change in control or certain liquidity events. The agreement is further described under “Mr. Arnold’s Additional Incentive Award Payment,” below on page 30. The IPO resulted in the payment to Mr. Arnold of this incentive compensation award, in the pre-tax amount of $5,250,000, which was paid in cash in 2014.

Retirement Benefits

Defined Contribution Plans

Our tax-qualified employee savings and retirement plan (the “401(k) Plan”) covers certain full- and part-time employees, including our named executive officers. Under the 401(k) Plan, employees may elect to reduce their current compensation up to the statutorily prescribed annual limit and have the amount of such reduction contributed to the 401(k) Plan. Our Board believes that the 401(k) Plan provides an important and highly valued means for employees to save for retirement.

Our Board reviewed the basic employee matching contribution policy under the 401(k) Plan in 2013 and concluded that it was competitive as compared to that of other employers. With respect to the 401(k) Plan, in 2014, we matched 100% of the first 4% of each employee’s contributed base salary and 50% of the contributions from 4% to 6% of the employee’s contributed base salary. All of our named executive officers participated in the 401(k) Plan on the same basis as our other employees in 2014.

We also maintain a nonqualified savings plan, which is an unfunded, nonqualified plan that allows highly compensated employees who make the maximum annual contributions allowed by applicable law to the 401(k) Plan to make additional deferrals in excess of the statutory limits. Under this plan, participants may contribute from 1% to 10% of their base salary. Just as we do for the 401(k) Plan, under this plan we match 100% of the first 4% of each participant’s contributed base salary contributed and 50% of the contributions from 4% to 6% of the participant’s contributed base salary. Our Board believes that our nonqualified savings plan provides an enhanced opportunity for our eligible employees, including our named executive officers, to plan for and meet their retirement savings needs. In 2014, none of our named executive officers contributed to the nonqualified savings plan and we did not make any contributions to it on behalf of any of them. As of December 31, 2014, Messrs. Burbach and Richardson each had an aggregate account balance under the nonqualified savings plan equal to $10,701 and $34,827, respectively. For additional information, see “Nonqualified Deferred Compensation,” below on page 33.

Pension Plans

We currently sponsor the Ryerson Pension Plan, a qualified defined benefit pension plan. Of our named executive officers, only Messrs. Burbach and Richardson were eligible to participate in the Ryerson Pension Plan. Mr. Burbach was eligible to participate in the Ryerson Pension Plan under the Ryerson Pension Plan Supplement for Former Participants in the Integris Metals, Inc. Pension Plan, which was frozen as of December 31, 2005, and Mr. Richardson was eligible to participate in the Ryerson Pension Plan under the Ryerson Pension Plan Supplement for Salaried Employees of Ryerson Inc. and Certain Subsidiaries, which was frozen as of December 31, 1997.

We also sponsor the Integris Metals, Inc. Excess Retirement Benefit Plan, a nonqualified supplemental pension plan, in which only Mr. Burbach participated. This plan was frozen as of December 31, 2005.

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Mr. Burbach’s combined frozen pension benefit from these pension plans is approximately $74,949 annually upon his retirement upon reaching retirement age under the plans, which is 62 years. Mr. Richardson’s combined frozen pension benefit from these pension plans is approximately $13,227 annually upon his retirement; due to the length of his service at the Company, Mr. Richardson could retire at any time and receive this benefit. These plans are described in further detail below under “Pension Benefits,” below on page 32.

Perquisites and Other Benefits

All of our named executive officers were eligible for coverage under our health insurance programs, as well as group life insurance, short-term disability and long-term disability benefits, on the same terms as our other employees.

Housing and Relocation Expenses

Mr. Lehner’s employment agreement provides for Company payments for temporary housing in Chicago, weekly round trip airfare to Ohio through August 1, 2013, and payments pursuant to the relocation policy which provided for payment of or reimbursement for certain expenses such as moving expenses, buying and selling a home, and a tax gross-up for any income related to such relocation payments and reimbursements. Our Board believed that Mr. Lehner should not suffer any adverse financial impact due to his working in Illinois. The Company has extended Mr. Lehner’s temporary housing and transportation payments for an indefinite period of time.

In connection with Mr. Lindsay’s appointment as President, Canada in August 2013, the Company entered into an agreement with him that provides for Company payments for certain expatriate-related expenses associated with his assignment to Canada in connection with that appointment. Pursuant to the agreement, the Company pays for his expenses including an apartment and utilities in the Toronto metropolitan area; a leased automobile and related expenses; annual income tax preparation service fees; and repatriation expenses. Our Board believed that Mr. Lindsay should not suffer any adverse financial impact due to his assignment to Canada. Mr. Lindsay’s agreement also provides for tax equalization and tax gross up for all expatriate-related allowances, which the Board believed was important to ensure that Mr. Lindsay’s tax liability will neither exceed nor be less than his tax liability if he were living and working in the United States.

Employment Agreements

Our Compensation Committee believes that employment agreements with our named executive officers are valuable tools to both enhance our efforts to retain these executives and protect our competitive and confidential information. We are party to agreements with each of our named executive officers that govern their employment with the Company. The terms of these agreements are described in more detail under “Narrative Relating to Summary Compensation Table and Grants of Plan-based Awards,” below on page 30. The estimates of the value of the benefits potentially payable under these agreements upon a termination of employment or change of control are included under “Potential Payments Upon Termination or Change in Control,” below on page 34.

Compensation Risk Management

We have reviewed our compensation policies and practices and have determined that those policies and practices are not reasonably likely to have a material adverse effect on the Company.

2014 Omnibus Incentive Plan

Shortly before the IPO, our stockholders approved the Ryerson Holding Corporation 2014 Omnibus Incentive Plan (the “2014 Omnibus Plan”). The 2014 Omnibus Plan is an incentive plan that affords flexibility to our Compensation Committee by permitting grants of a wide variety of equity and cash-based awards to our key employees, directors, and consultants, including incentive and nonqualified stock options, shares of restricted stock, restricted stock units, stock appreciation rights, performance awards including cash-based awards and awards intended to constitute “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and other awards that are valued by reference to, or otherwise based on, the fair market value of our common stock. The performance objectives and other terms and conditions which must be satisfied in order for performance awards to become vested and payable are determined by the Compensation Committee at the time of award. Performance objectives may include various Company-wide

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objectives or objectives that are related to the performance of an individual participant or the participant’s employer, division, department, or function within the Company, and may be measured on an absolute or relative basis.

As of December 31, 2014, the total number of shares of our common stock that are available for issuance or delivery under the 2014 Omnibus Plan is 1,695,000, subject to adjustment in the event of any stock split, reverse stock split, reorganization, recapitalization, merger, consolidation, combination, share exchange or any other similar change in our capitalization, or in connection with any extraordinary dividend declared and paid in respect of shares of our common stock. Other than the grant of performance awards under the 2015 AIP, no awards had been made under the 2014 Omnibus Plan as of the date of this proxy was filed.

Compensation Advisor

In 2014, our management engaged Towers Watson & Co. (“Towers Watson”), an independent executive compensation consultant, to assist in planning for our executive compensation program after our IPO. As an outside advisor, Towers Watson assisted our management in evaluating executive compensation programs, providing general executive compensation consulting support, including a review of our compensation philosophy, examining existing compensation plans, and partnering with our management on the development of competitive post-IPO executive total rewards design strategies and future compensation design strategies. Management presented a summary of the Towers Watson review to our Compensation Committee in December 2014. The Compensation Committee expects to consider, among other factors, the information presented in the summary in making its 2015 compensation decisions.

Tax Considerations and Deductibility of Compensation

Section 162(m) of the Code generally disallows public companies a tax deduction for compensation in excess of $1 million paid to their chief executive officers and the three other most highly compensated executive officers (other than the chief financial officer), unless an exception applies. For example, compensation that qualifies as “performance-based” is excluded for purposes of calculating the amount of compensation subject to the $1 million limit. We intend to rely on transitional relief under Code Section 162(m) that exempts newly-public companies from the limitations on deductibility, for so long as such transition rules apply to us. After the transition period, our intent generally is to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to our executive officers, and we believe that a substantial portion of our current executive compensation program would satisfy the requirements for the performance-based compensation exception from the $1 million deduction limitation. However, the Compensation Committee may, from time to time, design programs that are intended to further our success, including by enabling us to continue to attract, retain, reward and motivate highly-qualified executives, that may not qualify as performance-based compensation under Code Section 162(m).

Prohibition on Speculative Stock Transactions

The Company considers it improper and inappropriate for our officers, directors and employees to engage in speculative transactions in Ryerson securities. Therefore, our insider trading policy prohibits such persons from engaging in short sales of our securities and certain other inherently speculative transactions in our securities.

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Compensation Tables

The following table presents compensation information for Mr. Arnold, our President & Chief Executive Officer; Mr. Lehner, our Executive Vice President & Chief Financial Officer; and Messrs. Burbach, Lindsay and Richardson, our three next most highly compensated executive officers serving on December 31, 2014. It presents compensation information for Mr. Arnold and Mr. Lehner for the last three fiscal years, and compensation information for Messrs. Burbach, Lindsay and Richardson for 2014 only, since those three named executive officers were not named executive officers in 2013 or 2012.

Summary Compensation Table

For Fiscal Year Ended December 31, 2014

Name and Principal Position (a)	Year (b)	Salary ($) (c)		Bonus ($)(1) (d)	Non-Equity Incentive Plan Compensation ($)(2) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3) (h)	All Other Compensation ($)(4) (i)	Total ($) (j)
Michael C. Arnold, President & Chief Executive Officer(5)	2014	$762,118		—	$6,479,336	—	$20,720	$7,262,174
	2013	$750,006		$400,000	—	—	$15,103	$1,165,109
	2012	$750,006		—	—	—	$10,001	$760,007

Edward J. Lehner, Executive Vice President & Chief Financial Officer	2014	$464,538		$45,614	$716,535	—	$87,195	$1,313,881
	2013	$450,000		$60,346	—	—	$65,691	$576,037
	2012	$178,269	(6)	—	—	—	$263,538	$441,807

Michael J. Burbach, President, North-West Region	2014	$313,295		$6,827	$470,944	$196,415	$14,705	$1,002,186

Roger W. Lindsay, President, Canada & Chief Human Resources Officer	2014	$316,487		$13,925	$451,558	—	$260,929	$1,042,900

Kevin D. Richardson, President, South-East Region	2014	$313,295		$2,171	$475,600	$31,917	$15,776	$838,759

(1)	Consists of discretionary increases to each named executive officer’s 2014 AIP award, as described under “Actual Payouts under 2014 AIP,” above on page 22.

(2)	Consists of each named executive officer’s 2014 AIP award described under “Actual Payouts under 2014 AIP,” above on page 22, and his Retention Bonus Plan payments described under “Retention Bonus Plan,” above on page 24, and in the case of Mr. Arnold, the payment of $5,250,000 to him pursuant to the August 2014 incentive award agreement described under “Mr. Arnold’s Additional Incentive Award Payment,” below on page 30
(3)	The amounts shown for 2014 represent the changes in the actuarial present values of Mr. Burbach’s and Mr. Richardson’s respective accumulated benefits under our pension plans during 2014. For additional information, see “Pension Plans,” above on page 25, and “Pension Benefits,” below on page 32.
(4)	Includes the following for 2014:
●	Mr. Arnold. The amount reported represents $10,401 of matching contributions under our 401(k) Plan, $4,902 for life insurance premiums for coverage in excess of $50,000, $4,172 for costs for Mr. Arnold’s spouse to accompany him on business travel and $1,245 for fees for Mr. Arnold’s spouse to attend a trade association meeting with him.
●	Mr. Lehner. The amount reported represents $12,995 of matching contributions under our 401(k) Plan, $1,165 for life insurance premiums for coverage in excess of $50,000, and $49,408 for expenses related to Mr. Lehner’s housing in Chicago and travel to home, and a $23,627 tax gross up related to such amount.
●	Mr. Burbach. The amount reported represents $12,995 of matching contributions under our 401(k) Plan, $1,161 for life insurance premiums for coverage in excess of $50,000, and $369 for costs for Mr. Burbach’s spouse to accompany him on business travel, and a $180 tax gross up related to such amount.
●	Mr. Lindsay. The amount reported represents $11,475 of matching contributions under our 401(k) Plan, $2,195 for life insurance premiums for coverage in excess of $50,000, $327 for costs for Mr. Lindsay’s spouse to accompany him on

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business travel, and expatriation expenses related to Mr. Lindsay’s relocation to Canada in connection with his appointment as President, Canada, as follows: $39,515 for housing and transportation expenses in Canada, $174,428 for tax equalization (i.e., payment of foreign income taxes) and $32,990 as a tax gross up for the foregoing amounts. The tax equalization payment was an amount equal to the amount by which Mr. Lindsay’s income tax liability to Canadian taxing authorities exceeded the amount for which he would have been liable to U.S. taxing authorities for his income if he had continued working for the Company in the U.S. Some of Mr. Lindsay’s compensation amounts listed in this paragraph were paid in Canadian dollars: (i) the amounts paid for Mr. Lindsay’s housing and transportation in Canada were converted into U.S. dollars using an exchange rate of 0.9087 U.S. dollar per 1.00 Canadian dollar, which was the average of daily exchange rates between January 1, 2014 and December 8, 2014, and (ii) the amounts paid for the tax equalization payment were converted into U.S. dollars using an exchange rate of 0.85954 U.S. dollar per 1.00 Canadian dollar, which was the exchange rate on December 29, 2014.
●	Mr. Richardson. The amount reported represents $12,995 of matching contributions under our 401(k) Plan, $1,161 for life insurance premiums for coverage in excess of $50,000, and $1,094 for costs for Mr. Richardson’s spouse to accompany him on business travel, and a $526 tax gross up related to such amount.
(5)	Mr. Arnold has announced his intention to retire during 2015, although a date has not yet been determined.
(6)	The amount shown in the table represents a pro rata portion of Mr. Lehner’s salary, reflecting his employment commencement date of August 1, 2012. Pursuant to his Employment Agreement, Mr. Lehner received a base salary at the annualized rate of $450,000 in 2012 for the portion of the year in which he was employed by the Company.

Grants of Plan-based Awards

For Fiscal Year Ended December 31, 2014

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name (a)	Plan	Grant Date (b)	Threshold ($)(1) (c)	Target ($)(1)(2) (d)		Maximum ($)(1) (e)

Michael C. Arnold	2014 AIP	4/14/2014	$386,250	$772,500		$1,545,000
	Retention Bonus Plan	8/13/2014	—	$1,811,024		—
	Incentive Award	8/13/2014	—	$5,250,000	(3)	—

Edward J. Lehner	2014 AIP	4/14/2014	$178,875	$357,750		$715,500
	Retention Bonus Plan	8/13/2014	—	$1,574,803		—

Michael J. Burbach	2014 AIP	4/14/2014	$87,522	$175,045		$350,089
	Retention Bonus Plan	8/13/2014	—	$1,338,583		—

Roger W. Lindsay	2014 AIP	4/14/2014	$80,726	$161,453		$322,905
	Retention Bonus Plan	8/13/2014	—	$1,181,102		—

Kevin D. Richardson	2014 AIP	4/14/2014	$87,522	$175,045		$350,089
	Retention Bonus Plan	8/13/2014	—	$1,338,583		—

(1)	2014 AIP awards consist of annual incentive bonus opportunities for each of the named executive officers awarded under the 2014 AIP. See the description of the 2014 AIP under “2014 Annual Incentive Plan,” above on page 22. The award amounts paid are based on a percentage of the named executive officers’ annualized salaries in effect on November 30, 2014. Actual 2014 AIP award payments for the fiscal year reported are listed under “Actual Payouts under 2014 AIP,” above on page 22.
(2)	Retention Bonus Plan awards consist of units issued under the Retention Bonus Plan. Awards are paid in cash upon vesting and amounts reported are based on cash payments at the rate of $1.00 per unit. See the description of the Retention Bonus Plan under “Retention Bonus Plan,” above on page 24.
(3)	Mr. Arnold’s Incentive Award was granted under the agreement between him and the Company described under “Mr. Arnold’s Additional Incentive Award Payment,” below on page 30. The award was paid in cash in 2014.

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Narrative Relating to Summary Compensation Table and Grants of Plan-based Awards

Each of our named executive officers participates in the Retention Bonus Plan and participated in the 2014 Annual Incentive Plan. For additional information on the Retention Bonus Plan, please see “Retention Bonus Plan,” above on page 24, and for additional information on the 2014 Annual Incentive Plan, please see “2014 Annual Incentive Plan,” above on page 22. We are also party to employment agreements with each of our named executive officers as described below. References to termination for “cause” or for “good reason” relate to the terms as defined in the applicable employment agreements.

Mr. Arnold

Employment Agreement

In November 2010, the Company and Mr. Arnold entered into an employment agreement for Mr. Arnold to serve as our President and Chief Executive Officer. The employment agreement provides for at-will employment, an initial annual base salary of $750,000 per year and a target annual bonus opportunity equal to 100% of Mr. Arnold’s base salary, based on the achievement of targets established pursuant to the AIP. In the event that Mr. Arnold’s employment is terminated by us without cause, he will, subject to his execution and non-revocation of a general release in favor of us and our affiliates, be entitled to continue to receive his base salary, payable in installments in accordance with normal payroll practices, for the lesser of (i) the 52-week period immediately following such termination and (ii) the period beginning on the date of such termination and ending on the date on which Mr. Arnold secures employment, either as an employee or an independent contractor, with Platinum.

Under the employment agreement, Mr. Arnold was eligible to receive an allocation of a number of performance units under the Participation Plan that represented 1% of the management allocation. The Participation Plan is described under “Participation Plan,” above on page 23. Additionally, the employment agreement provided that we and Mr. Arnold would work together to structure an additional incentive compensation arrangement that will entitle Mr. Arnold to an after-tax economic return of between $2.8 and $3.2 million upon the occurrence of a liquidity event. In connection with the IPO, the Company and Mr. Arnold entered into an agreement (the “Incentive Compensation Agreement”) with respect to that arrangement, which is described below under “Mr. Arnold’s Incentive Award Payment.” In addition, the employment agreement provides that Mr. Arnold is entitled to six weeks’ paid vacation.

Mr. Arnold’s Additional Incentive Award Payment

Pursuant to the employment agreement with Mr. Arnold, in August 2014 the Company entered into the Incentive Compensation Agreement, which provided for an additional incentive compensation award (the “Incentive Compensation Award”) of an after-tax amount of $3.0 million upon the earlier of an initial public offering, a change in control or certain liquidity events. Under the Incentive Compensation Agreement, if Mr. Arnold’s employment with the Company had terminated without “cause” (as defined in the Incentive Compensation Agreement), for “good reason” (as defined in the Incentive Compensation Agreement), due to death or “disability” (as defined in the Incentive Compensation Agreement) or upon a voluntary resignation that the Company determined in its sole discretion to treat as a “qualified retirement,” the Incentive Compensation Award would have become payable on the next payroll date that was at least ten (10) business days after the termination of employment. On all other terminations of employment prior to vesting, the unvested Incentive Compensation Award would have been forfeited. Mr. Arnold’s grant of the Incentive Compensation Award was in full satisfaction of our obligation under his employment agreement to agree to the additional incentive compensation arrangement of between $2.8 and $3.2 million upon the occurrence of a liquidity event. The IPO resulted in the payment to Mr. Arnold of this incentive compensation award, in the pre-tax amount of $5,250,000, which was paid in cash in 2014

Mr. Lehner

In June 2012, the Company and Mr. Lehner entered into an employment agreement for Mr. Lehner to serve as our Executive Vice President and Chief Financial Officer beginning in August 2012. The employment agreement provides for at-will employment, an initial annual base salary of $450,000 per year and a target annual bonus opportunity equal to 75% of Mr. Lehner’s base salary, based on the achievement of targets established pursuant to the AIP. In the event that Mr. Lehner’s employment is terminated by us without cause, he will, subject to his execution and non-revocation of a post-employment non-competition agreement and a general release in favor of us and our affiliates, be entitled to continue to receive his base salary, payable in installments in accordance with normal payroll practices, for the lesser of (i) the 52-week period immediately following such termination and (ii) the

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period beginning on the date of such termination and ending on the date on which Mr. Lehner secures employment, either as an employee or an independent contractor, with Platinum.

Mr. Lehner’s employment agreement also provided for a one-time $200,000 payment to him upon his joining the Company, which amount would have been repayable if Mr. Lehner had left Ryerson within 2 years of his start date without good reason. Additionally, the employment agreement provides that Mr. Lehner be provided with certain temporary housing and relocation expenses as further described under “Housing and Relocation Expenses,” above on page 26. Further, Mr. Lehner was eligible to receive an allocation of a number of performance units under the Participation Plan that represented 1% of the management allocation. In addition, the employment agreement provides that Mr. Lehner is entitled to four weeks’ paid vacation.

Mr. Burbach and Mr. Richardson

We entered into employment agreements with Mr. Burbach and Mr. Richardson in January 2005 and December 2004, respectively, in connection with their respective positions at those times. The employment agreements have remained in effect since that time, although provisions regarding compensation items such as annual base salary, target annual bonus opportunity as a percentage of salary and other compensation elements have been modified, including by a most recent amendment in April 2009. The ongoing terms of the two agreements are substantially the same and are described below.

Each employment agreement provides that the Company and the officer may each terminate the agreement for any or no reason on 30 days’ prior notice. In the event that the officer’s employment is terminated by us without cause or by him for good reason, he will be entitled to continue to receive his base salary, payable in installments in accordance with normal payroll practices, commencing on his termination date and ending on the earlier of (i) the twelfth month after the termination date, (ii) the date he violates or initiates any legal challenge to certain provisions of the agreement including confidentiality, non-compete and non-solicitation obligations imposed by the employment agreement, or (iii) the date of his death or the date he is determined to be eligible for benefits under our long-term disability plan. Additionally, the officer would also receive a payment equal to the average of the Annual Incentive Plan awards paid to him in the three years immediately preceding his termination date, payable in the first quarter of the year following the year of his termination. Further, he may be eligible for a pro-rated portion of the Annual Incentive Plan award for the year of his termination, based on the number of months during that year that elapsed prior to his termination date, and depending on the Company’s attainment of the applicable performance measures for that year, which pro-rated amount would be payable in the first quarter of the year following the year of his termination.

Each employment agreement contains confidentiality, non-compete and non-solicitation provisions. The confidentiality provisions require the officer to keep confidential and not disclose confidential information relating to the Company, its subsidiaries and affiliates, its customers and/or vendors and suppliers. Under the non-solicitation and noncompetition provisions, beginning on the date of the employment agreement and ending twelve months after his employment termination date, the officer may not (a) own, operate, manage, control, participate, consult with, advise or have any financial interest in (including as a stockholder, agent, director, officer, employee or consultant or contractor) any competitor (as defined below), or in any manner engage in the start-up of a business in competition with the Company’s business (subject to an exception permitting the officer’s ownership of one percent or less of the outstanding stock of certain publicly-listed corporations), (b) call upon, solicit business from, or sell any products sold or distributed by the Company to any customer or prospective customer of the Company with whom employees of the Company had contact during his employment with the Company, (c) encourage any employees of the Company to seek or accept an employment or business relationship with a person or entity other than the Company, or in any way interfere with the relationship of the Company and any of its employees, or (d) encourage any supplier, distributor, franchisee, licensee, or other business relation of the Company to cease or curtail doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, distributor, franchisee, licensee or business relation and the Company. A “competitor” under Mr. Burbach’s and Mr. Richardson’s employment agreements refers to a person or entity, including metals-related Internet marketplaces, engaged in the metal service center processing and/or distribution business.

Mr. Lindsay

In August 2013, the Company and Mr. Lindsay entered into a new employment agreement pursuant to which Mr. Lindsay, who at that time was already our Chief Human Resources Officer, was appointed to the additional position of President, Canada beginning September 2013. The employment agreement provides for at-will employment, an

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annual base salary at that time of $309,000 per year and a target annual bonus opportunity equal to 50% of Mr. Lindsay’s base salary, based on the achievement of targets established pursuant to the AIP. Pursuant to the employment agreement, Mr. Lindsay’s appointment as President, Canada is for an expected duration of two to three years, during which time he will be located in Canada. The employment agreement provides for Company payments for certain expatriate-related expenses associated with his assignment to Canada in connection with that appointment, which are further described under “Housing and Relocation Expenses,” above on page 26. In the event that Mr. Lindsay’s employment is terminated by us without cause, he will, subject to his execution and non-revocation of a post-employment non-competition agreement and a general release in favor of us and our affiliates, be entitled to continue to receive his base salary, payable in installments in accordance with normal payroll practices, for the lesser of (i) the 52-week period immediately following such termination and (ii) the period beginning on the date of such termination and ending on the date on which Mr. Lindsay secures employment, either as an employee or an independent contractor, with Platinum. Further, Mr. Lindsay was eligible to receive an allocation of a number of performance units under the Participation Plan that represented 0.75% of the management allocation. In addition, the employment agreement provides that Mr. Lindsay is entitled to four weeks’ paid vacation, plus an additional one week’s paid vacation during his assignment as President, Canada.

Pension Benefits

The following table reflects the pension benefits of Messrs. Burbach and Richardson.

Pension Benefits

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($)(1) (d)	Payments During Last Fiscal Year ($) (e)
Michael J. Burbach	Pension Plan	21.67	$ 715,999	—
	Supplemental Pension Plan	21.67	$ 125,846	—

Kevin D. Richardson	Pension Plan	12.75	$ 123,152	—

(1)	The actuarial present value of Mr. Burbach’s accumulated benefit under the relevant plan assumes retirement at age 62 with at least 10 years of credited service, which is the earliest he would be eligible to receive unreduced benefits. The actuarial present value of Mr. Richardson’s accumulated benefit under the relevant plan assumes retirement at age 65 and at least 5 years of credited service, at which time he would be eligible for the maximum benefit. Both are computed as of December 31, 2014, the same pension plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for the last completed fiscal year. See Note 10. “Employee Benefits—Summary of Assumptions and Activity” of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, for information regarding the valuation method and assumptions used in quantifying these amounts.

Of our named executive officers, only Messrs. Burbach and Richardson were eligible to participate in the Ryerson Pension Plan, by virtue of their service with the Company prior to the applicable plan supplements being frozen. Our named executive officers no longer accrue any benefit under the plan. For additional information regarding their participation, see “Pension Plans,” above on page 25.

Qualified Pension Plan

Mr. Burbach participates in the Ryerson Pension Plan under the Ryerson Pension Plan Supplement for Former Participants in the Integris Metals, Inc. Pension Plan, under which full pension benefits are payable to eligible employees who, as of the date of separation from employment, are at least age 62 with 10 years of vesting service. Reduced benefits are payable to eligible employees who, as of the date of separation from employment, are at least age 55 but less than age 62 with 10 years of vesting service. Accrued benefits are reduced by 7% for each year benefits commencement precedes age 62. Under this supplement, in general, benefits for eligible employees are based on two factors: (i) years of benefit service prior to the December 31, 2005 freeze date of this supplement, and (ii) the average annual earnings in the highest five consecutive paid calendar years during the ten year period prior to December 31, 2005.

Mr. Richardson participates in the Ryerson Pension Plan under the Ryerson Pension Plan Supplement for Salaried Employees of Ryerson Inc. and Certain Subsidiaries, under which pension benefits are payable to eligible employees

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who, as of the date of separation from employment, are (i) age 65 or older with at least 5 years of vesting service, (ii) age 55 or older with at least 10 years of vesting service, or (iii) any age with at least 30 years of vesting service. Benefits may be reduced depending on age and the type of benefit for which the participant qualifies when an individual retires and/or chooses to have benefit payments begin. Benefits are reduced under (ii) above if voluntary retirement commences prior to the employee reaching age 62 with at least 15 years of vesting service. Benefits are not reduced if the age and vesting service conditions under (i) or (iii) above are met. Under this supplement, in general, benefits for salaried employees are based on two factors: (i) years of benefit service prior to the December 31, 1997 freeze date of the pension benefit, and (ii) average monthly earnings, based on the highest consecutive 36 months of earnings during the participant’s last ten years of benefit service prior to the December 31, 1997 freeze date.

Supplemental Pension Plan

The Internal Revenue Code of 1986, as amended (the “Code”), imposes annual limits on contributions to and benefits payable from our qualified pension plan. Our nonqualified supplemental pension plans provide benefits to highly compensated employees (including our named executive officers) in excess of the limits imposed by the Code. Mr. Burbach is eligible for the Integris Excess Benefit Retirement Plan. Under this plan, payments are made on a monthly basis following retirement, along with the qualified plan monthly payments. The amount of benefit payable is an amount equal to the excess of the amount of pension plan benefit to which he would be entitled if such benefit were computed without giving any effect to the limitations imposed from time to time by Sections 401(a)(17) and 415 of the Code, less the amount of the qualified pension plan benefit to which he is entitled. Participants are fully vested in this supplemental plan after the earlier of attaining (i) age 65, or (ii) five years of vesting service, as defined in the qualified pension plan. If a participant’s termination occurs for reasons of cause, the participant’s or beneficiary’s supplemental benefit from this plan is permanently forfeited.

Nonqualified Deferred Compensation

The following table reflects information regarding our named executive officers’ participation in our nonqualified savings plan.

Nonqualified Deferred Compensation

Name (a)	Executive Contributions in Last Fiscal Year ($) (b)	Registrant Contributions in Last Fiscal Year ($) (c)	Aggregate Earnings in Last Fiscal Year ($) (d)(2)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last Fiscal Year End ($) (f)
Michael J. Burbach	—	—	$ 122	—	$ 10,701

Kevin D. Richardson	—	—	$ 398	—	$ 34,827

(1)	None of the contributions or earnings reported in columns (c) and (d) are reported as compensation in the Summary Compensation Table above on page 28.
(2)	All account balances are deferred to a cash account which is credited with interest at the rate paid by our 401(k) savings plan’s Managed Income Portfolio Fund II fund, which in 2014 ranged from 0.08% to 0.11%, compounded monthly. The amounts reported in this column consist of interest earned on such deferred cash accounts

The Code imposes annual limits on employee contributions to our 401(k) Plan. Our nonqualified savings plan is an unfunded, nonqualified plan that allows highly compensated employees who make the maximum annual 401(k) contributions to defer, on a pre-tax basis, amounts in excess of the limits applicable to deferrals under our 401(k) Plan. Participants may contribute up to a maximum of 10% of their base compensation to our nonqualified savings plan when eligible. Our nonqualified savings plan allows deferred amounts to be notionally invested in the Managed Income Portfolio Fund II (or any successor fund) that is available to the participants in our 401(k) Plan.

Generally, each of our named executive officers is eligible for our nonqualified savings plan. Our named executive officers will be entitled to the vested balance of their respective accounts when they retire or otherwise terminate employment. Participants are generally permitted to choose whether the benefits paid following their retirement will be paid in a lump sum or installments, with all amounts to be paid by the end of the calendar year in which the employee reaches age 75. For participants terminating employment for reasons other than retirement, the account balance is payable in a lump sum by no later than 60 days after the 1-year anniversary of the termination of

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employment. None of our named executive officers made contributions to the nonqualified savings plan during 2014.

Potential Payments Upon Termination or Change in Control

Each of our named executive officers has entered into employment agreements, the material terms of which have been summarized under “Narrative Relating to the Summary Compensation Table and Grants of Plan-based Awards,” above on page 30. Upon certain terminations of employment, our named executive officers (employed as of December 31, 2014) are entitled to payments of compensation and certain benefits. The table below reflects the amount of compensation and benefits payable to each named executive officer who was employed as of December 31, 2014 in the event of (i) termination for “cause” by the Company or without “good reason” by the named executive officer (“voluntary termination”), (ii) termination other than for “cause” or termination with “good reason” (“involuntary termination”), or (iii) termination by reason of an executive’s death or disability. The amounts shown assume that the applicable triggering event occurred on December 31, 2014, and therefore, are estimates of the amounts that would be paid to the named executive officers upon the occurrence of such triggering event.

		Severance	Annual Incentive Plan	Retention Bonus Plan	3-Year AIP Average	Benefits Continuation	Total
		($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)
Michael C. Arnold	Voluntary	—	—	—	—	—	—
	Involuntary	$772,500	$867,131	$1,448,819	—	$736	$3,089,186
	Death or Disability	$59,423	$867,131	$1,448,819	—	—	$2,375,373

Edward J. Lehner	Voluntary	—	—	—	—	—	—
	Involuntary	$477,000	$401,574	$1,259,843	—	$1,189	$2,139,606
	Death or Disability	$36,692	$401,574	$1,259,843	—	—	$1,698,109

Michael J. Burbach	Voluntary	—	—	—	—	—	—
	Involuntary	$318,263	$203,227	$1,070,866	$86,227	$683	$1,679,266
	Death or Disability	$24,481	$203,227	$1,070,866	—	—	$1,298,574

Roger W. Lindsay	Voluntary	—	—	—	—	—	—
	Involuntary	$322,905	$215,338	$944,882	—	$827	$1,483,952
	Death or Disability	$24,839	$215,338	$944,882	—	—	$1,185,059

Kevin D. Richardson	Voluntary	—	—	—	—	—	—
	Involuntary	$318,263	$207,883	$1,070,866	$68,720	$683	$1,666,415
	Death or Disability	$24,481	$207,883	$1,070,866	—	—	$1,303,230

(1)	In the event of an involuntary termination, consists of 52 weeks or 12 months of base salary payments paid according the Company’s normal payroll practices. In the event of termination due to death (but not disability), under the Ryerson Severance Plan, eligible employees, including our named executive officers, are entitled to a payment equal to four weeks of base pay in the event of their death while actively employed. The named executive officers’ receipt of payments after their terminations is subject to their execution of a release and a non-compete agreement in the case of Messrs. Arnold, Lehner and Lindsay, and to continued compliance with existing confidentiality, non-compete and non-solicitation provisions in their employment agreements in the case of Messrs. Burbach and Richardson.
(2)	Involuntary termination, death and disability would entitle the named executive officers to a portion of the AIP award to which he or she would have been entitled (based on Company performance) had he or she remained an employee, pro-rated based on the time during the year that he or she was an employee. According to the terms of our AIP, in the event that a named executive officer’s employment terminated under certain circumstances (largely those constituting an involuntary termination) upon a change in control or within the remainder of the applicable award period (or, if longer, the remainder of the applicable calendar year) following a change in control, he would be entitled to an award equal to his target award pro-rated for the date on which he ceased to be an employee, regardless of whether or not awards would otherwise have been payable under the plan for such award period and regardless of whether or not such participant was an employee at the end of any award period. The payment of this award would require a double-trigger, meaning both an involuntary termination of employment and a change in control. In addition, a named executive officer is not eligible for both (i) a pro-rated AIP award for an involuntary termination and (ii) a target AIP award for an involuntary termination in connection with a change in control. Because the former award payout for 2014 would be greater than the latter award payout for 2014, based on the Company’s 2014 performance, if a named executive officer had been involuntarily terminated as of December 31, 2014 in connection with a change in control, he would have received the pro-rated AIP award (based on actual 2014 Company performance) for an involuntary termination.

(3)	Payable under the Retention Bonus Plan if terminated without “cause,” by resignation for “good reason,” death, disability or for qualified retirement. For additional information, see the description of the Retention Bonus Plan under “Retention

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Bonus Plan,” above on page 24.
(4)	Under Mr. Burbach’s and Mr. Richardson’s employment agreements, if either is terminated involuntarily, he will receive a payment equal to the average of the AIP awards paid to him the three years immediately preceding his termination date. For additional information, see “Narrative Relating to Summary Compensation Table and Grants of Plan-based Awards Table – Mr. Burbach and Mr. Richardson,” above on page 31.

(5)	For Messrs. Arnold, Lehner and Lindsay, medical and dental insurance are subsidized for 4 weeks at active employee rates under the Company’s Severance Plan, based on their years of service. Messrs. Burbach and Richardson are eligible for 12 months of dental benefits continuation subsidized at the active employee rate as provided by their employment agreements. They are not eligible for medical benefits under the terms of their employment agreements because both are eligible for the retiree healthcare benefits under the Ryerson Retiree Comprehensive Health Care Plan.

STOCK OWNERSHIP

Directors and Executive Officers

The directors, nominees for director, and executive officers furnished the following information to us regarding the shares of Ryerson Holding Corporation common stock that they beneficially owned on February 27, 2015.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (Number of Shares)	Percent of Class
Directors
Kirk K. Calhoun	500	*
Eva M. Kalawski(1)	—	—
Jacob Kotzubei(1)	50,000	*
Stephen P. Larson	—	—
Philip E. Norment(1)	—	—
Mary Ann Sigler(1)(2)	7,500	*
Named Executive Officers
Michael C. Arnold(3)	55,000	*
Edward J. Lehner(4)	25,000	*
Michael J. Burbach(5)	10,000	*
Roger W. Lindsay	12,000	*
Kevin D. Richardson(6)	14,000	*
All directors, nominees for director and executive officers as a group (13 persons)(7)	178,000	*

*	Less than 1% of class as of February 27, 2015 (total outstanding common stock on that date was 32,250,000 shares).
(1)	Mses. Kalawski and Sigler and Messrs. Kotzubei and Norment are directors and each disclaims beneficial ownership of any shares of our common stock that they may be deemed to beneficially own because of their affiliation with Platinum, except to the extent of any pecuniary interest therein. Platinum’s ownership of shares of our common stock is set forth below in the table under “Ownership of More Than 5% of Ryerson Stock,” below on page 36.

(2)	Includes 7,500 shares held by a family trust of which Ms. Sigler and her spouse are each beneficiaries and trustees.
(3)	Mr. Arnold has announced his intention to retire during 2015, although a date has not yet been determined.
(4)	Includes 10,000 shares held jointly by Mr. Lehner and his spouse.
(5)	Includes 7,000 shares held jointly by Mr. Burbach and his spouse.
(6)	Includes 14,000 shares held jointly by Mr. Richardson and his spouse.
(7)	Our executive officers at February 27, 2015 consisted of Messrs. Arnold, Lehner, Burbach, Lindsay, Richardson, Erich S. Schnaufer and Mark S. Silver.

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Ownership of More Than 5% of Ryerson Stock

The table below describes each person or entity that we know (based on filings on Schedule 13G or 13D with the SEC) to be the beneficial owner of more than 5% of Ryerson Holding Corporation common stock as of February 27, 2015.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (Number of Shares)	Percent of Class(1)
Joint filing by:
Tom Gores, Platinum Equity, LLC and the other reporting persons identified in the applicable Schedule 13G (2)	21,037,500	65.7%

T. Rowe Price Associates, Inc. (3)	2,862,730	8.9%

(1)	The percentages in the table are based on the 32,037,500 shares of common stock outstanding as of December 31, 2014.

(2)	Beneficial ownership information is based on information contained in a Schedule 13G filed with the SEC on February 18, 2015, by each of the following reporting persons (i) Platinum Equity Capital Partners, L.P. (“PECP”), (ii) Platinum Equity Capital Partners-PF, L.P. (“PECP-PF”), (iii) Platinum Equity Capital Partners-A, L.P. (“PECP-A”), (iv) Platinum Equity Capital Partners II, L.P. (“PECP II”), (v) Platinum Equity Capital Partners-PF II, L.P. (“PECP-PF II”), (vi) Platinum Equity Capital Partners-A II, L.P. (“PECP-A II”), (vii) Platinum Rhombus Principals, LLC (“PRP”), (viii) Platinum Equity Partners, LLC (“PEP”), (ix) Platinum Equity Investment Holdings, LLC (“PEIH”), (x) Platinum Equity Partners II, LLC (“PEP II”), (xi) Platinum Equity Investment Holdings II, LLC (“PEIH II”), (xii) Platinum Equity, LLC (“Platinum Equity”), and (xiii) Tom Gores, an individual. The business address of each of the reporting persons identified in this footnote is 360 North Crescent Drive, Beverly Hills, California 90210.

According to the Schedule 13G, of these 21,037,500 shares, (i) PECP had sole voting and dispositive power with respect to 3,022,756.57 shares (9.4%), (ii) PECP-PF had sole voting and dispositive power with respect to 564,690.79 shares (1.8%), (iii) PECP-A had sole voting and dispositive power with respect to 830,427.65 shares (2.6%), (iv) PECP II had sole voting and dispositive power with respect to 9,399,614.5 shares (29.3%), (v) PECP-PF II had sole voting and dispositive power with respect to 1,523,055.5 shares (4.8%), (vi) PECP-A II had sole voting and dispositive power with respect to 1,489,455 shares (4.7%), (vii) PRP had sole voting and dispositive power with respect to 4,207,500 shares (13.1%), (viii) PEP had shared voting and dispositive power with respect to 4,417,875.01 shares (13.8%), (ix) PEIH had shared voting and dispositive power with respect to 4,417,875.01 shares (13.8%), (x) PEP II had shared voting and dispositive power with respect to 12,412,125 shares (38.7%), (xi) PEIH II had shared voting and dispositive power with respect to 16,619,625 shares (51.9%), (xii) Platinum Equity had shared voting and dispositive power with respect to 21,037,500.01 shares (65.7%), and (xiii) Tom Gores had shared voting and dispositive power with respect to 21,037,500.01 shares (65.7%). According to a Form 4 filed by Tom Gores on August 15, 2014, an additional 50,000 shares not reflected in the above table are held by a trust for his benefit and such shares may be deemed to be beneficially owned by him.

PEP is the general partner of PECP, PECP-PF and PECP-A and may be deemed to beneficially own our common stock owned by PECP, PECP-PF and PECP-A. PEIH is the senior managing member of PEP and may be deemed to beneficially own our common stock beneficially owned by PEP. PEP II is the general partner of PECP II, PECP-PF II and PECP-A II and may be deemed to beneficially own our common stock owned by PECP II, PECP-PF II and PECP-A II. PEIH II is the senior managing member of PEP II and PRP may be deemed to beneficially own our common stock beneficially owned by PEP II and PRP.

Platinum Equity is the sole member of PEIH and PEIH II and Mr. Gores is the Chairman and Chief Executive Officer of Platinum Equity which, through its affiliates, manages its affiliated investment funds. Mr. Gores may be deemed to share voting and investment power with respect to all shares of our common stock held beneficially by Platinum Equity through the above listed affiliated investment funds. Mr. Gores disclaims beneficial ownership of all shares of our common stock that are held by each of the Platinum entities listed above with respect to which Mr. Gores does not have a pecuniary interest therein. Mses. Kalawski and Sigler and Messrs. Kotzubei and Norment are directors of the Company and each disclaims beneficial ownership of any shares of our common stock that they may be deemed to beneficially own because of their affiliation with Platinum, except to the extent of any pecuniary interest therein.

(3)	Beneficial ownership information is based on information contained in a Schedule 13G filed with the SEC on February 12, 2015, by T. Rowe Price Associates, Inc. According to the Schedule 13G, the reporting person had sole voting power with respect to 565,669 shares and sole dispositive power with respect to 2,862,730 shares. The business address of the reporting person identified in this footnote is 100 E. Pratt Street, Baltimore, Maryland 21202.

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Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, including our named executive officers, and any person who owns more than 10% of a registered class of our equity securities (collectively, “Reporting Persons”), to file reports of ownership and changes in ownership of Ryerson stock with the SEC. Based on a review of Forms 3, 4 and 5 and any amendments thereto, and on written representations from the certain of the Reporting Persons, we believe that in 2014 our Reporting Persons made all required Section 16(a) filings on a timely basis.

RELATED PARTY TRANSACTIONS

Services Agreement

One of our subsidiaries, Joseph T. Ryerson & Son, Inc. (“JT Ryerson”), was party to a corporate advisory services agreement with Platinum Equity Advisors, LLC (“Platinum Advisors”), an affiliate of Platinum, pursuant to which Platinum Advisors provided JT Ryerson certain business, management, administrative and financial advice. Under the services agreement, JT Ryerson paid an annual advisory fee to Platinum Advisors of no greater than $5 million, as well as paying Platinum’s out-of-pocket expenses incurred in connection with providing management services to JT Ryerson. In 2014, JT Ryerson paid Platinum approximately $3.3 million in such fees and expenses.

The services agreement terminated on the closing of the IPO. As consideration for terminating the advisory fee payable thereunder, Platinum Advisors and its affiliates were paid $15.0 million in August 2014, and will be paid an additional $10.0 million in August 2015.

Investor Rights Agreement

Ryerson Holding Corporation and Platinum entered into an investor rights agreement (the “Investor Rights Agreement”) in connection with the IPO that provides for, among other things, demand, piggyback and Form S-3 registration rights and board nomination rights.

The Investor Rights Agreement provides that Platinum may make written demands of us to require us to register the shares of our common stock owned by Platinum; provided, however that we will not be obligated to effect more than two such demand registrations. In addition, Platinum has piggyback registration rights entitling them to require us to register shares of our common stock owned by them in connection with any registration statements filed by us after the completion of the IPO, subject to certain exceptions. We have also agreed to use commercially reasonable efforts to qualify for registration on Form S-3 for secondary sales. After we have qualified for the use of Form S-3, Platinum will, subject to certain exceptions, have the right to request an unlimited number of registrations on Form S-3. We are not obligated to effect a registration unless certain pricing or timing conditions are first satisfied.

The Investor Rights Agreement provides that we will indemnify Platinum against losses suffered by it in connection with any untrue or alleged untrue statement of a material fact contained in any prospectus, offering circular, or other document delivered or made available to investors (or in any related registration statement or any amendment or supplement thereto) or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, except insofar as the same may be caused by or contained in any information furnished in writing to us by Platinum for use therein.

The Investor Rights Agreement provides that for so long as Platinum collectively beneficially owns at least (i) 30% of the voting power of the outstanding capital stock of the Company, Platinum will have the right to nominate for election to the Board no fewer than that number of directors that would constitute a majority of the number of directors if there were no vacancies on the Board, (ii) at least 15% but less than 30% of the voting power of the outstanding capital stock of the Company, Platinum will have the right to nominate two directors, and (iii) at least 5% but less than 15% of the voting power of the outstanding capital stock of the Company, Platinum will have the right to nominate one director. The agreement also provides that if the size of the Board is increased or decreased at any time, Platinum’s nomination rights will be proportionately increased or decreased, respectively, rounded up to the nearest whole number.

The Investor Rights Agreement was negotiated among management and Platinum, and we believe the Investor Rights Agreement is on arm’s-length terms.

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Policies and Procedures Regarding Transactions with Related Persons

Our Board has adopted a written policy regarding related person transactions that contains procedures for the review and approval/disapproval of such transactions. Related person transactions are transactions between the Company and/or its subsidiaries and affiliates on the one hand and “related persons” on the other hand. As a general matter, the policy requires the Nominating and Corporate Governance Committee to review and approve or disapprove the entry by us into certain transactions with related persons. The policy only applies to transactions, arrangements and relationships where the aggregate amount involved could reasonably be expected to exceed $120,000 in any calendar year and in which a related person has a direct or indirect interest. In addition, the policy lists certain transactions that are deemed to be pre-approved. A “related person” is: (i) any director, nominee for director or executive officer of the Company; (ii) any immediate family member of a director, nominee for director or executive officer; and (iii) any holder of 5% or more of any class of our voting securities, and any immediate family member of such holder.

The policy provides that if advance approval of a transaction subject to the policy is not obtained, the transaction must be promptly submitted to the Nominating and Corporate Governance Committee for possible ratification, approval, amendment, termination or rescission. In reviewing any transaction, the Nominating and Corporate Governance Committee will take into account, among other factors the Committee deems appropriate, whether the transaction is on terms no less favorable than terms generally available to a third party in similar circumstances and the extent of the related person’s interest in the transaction.

Any member of the Nominating and Corporate Governance Committee who is a related person with respect to a transaction under review may not participate in any discussion or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the Nominating and Corporate Governance Committee that considers the transaction.

OTHER INFORMATION

Stockholder Proposals and Director Nominations for the 2016 Annual Meeting

Stockholders may present proposals for action at a future meeting or submit nominations for election of directors only if they comply with the requirements of the proxy rules established by the SEC and our amended and restated Bylaws, as applicable. Each proposal submitted must be a proper subject for stockholder action at the meeting.

In order for a stockholder proposal or nomination for director to be considered for inclusion in our proxy statement and form of proxy relating to our annual meeting of stockholders to be held in 2016, the proposal or nomination must be received by us at our principal executive offices no later than January 1, 2016 and it must comply with the requirements of the proxy rules established by the SEC and our amended and restated Bylaws, as applicable. In particular, all proposals must comply with Rule 14a-8 under the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholders wishing to bring a proposal or nominate a director before the annual meeting to be held in 2016 (but not include it in our proxy materials) must provide written notice of such proposal to our Secretary at our principal executive offices (227 W. Monroe St., 27th Floor, Chicago, Illinois 60606) no later than March 12, 2016 and no earlier than February 11, 2016 and must comply with the other provisions of our amended and restated Bylaws. The notice must be submitted by a stockholder of record and must set forth the information required by the SEC proxy rules and the Company’s Bylaws with respect to each director nomination or other proposal that the stockholder intends to present at the 2016 annual meeting of stockholders, including:

●	The nature of the proposed business, the text of any proposal to be presented for adoption, and the reasons for conducting that business at the annual meeting;

●	The stockholder’s name, address and other personal information;

●	The class and number of shares of our stock beneficially owned by the stockholder;

●	A description of any material interest of the stockholder in the proposed business;

●	A description of all arrangements or understandings between the stockholder and others in connection with the proposal of the business; and

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●	With respect to a director nomination, additional information regarding the proposed nominee.

The chairperson of the meeting may disregard (i) any business not properly brought before the meeting according to our Bylaws and other applicable requirements, and (ii) any nomination not made in accordance with the above procedures.

Stockholder Nominations for Directors

If a stockholder wishes to suggest a nominee for the Nominating & Corporate Governance Committee’s consideration, it may do so in writing by mailing the suggestion to Ryerson Holding Corporation, Attention: Secretary, 227 W. Monroe St., 27th Floor, Chicago, Illinois 60606. The Governance and Nominating Committee will consider director nominees suggested by stockholders for election at the annual stockholders meeting if our corporate secretary receives the suggestion not less than 90 days nor more than 120 days in advance of the anniversary of the prior year’s meeting. The suggestion must describe in detail the proposed nominee’s qualifications and other relevant biographical information. It also must include:

●	The stockholder’s name, address and contact information;

●	The class and number of shares of our stock beneficially owned by the stockholder;

●	A description of all arrangements or understandings between the stockholder, the suggested nominee and/or any others in connection in connection with the suggested nomination;

●	Our Bylaws, including the procedures outlined above;

●	Any other information that must be disclosed about nominees in proxy solicitations under Regulation 14A of the Exchange Act; and

●	A representation that such stockholder intends to appear in person or be present by proxy at the meeting to nominate the person named in its notice.

The Nominating & Corporate Governance Committee may disregard any nomination not made in accordance with the above procedures.

Ryerson’s Annual Report on Form 10-K

We made our Annual Report on Form 10-K for the year ended December 31, 2014, available online with this proxy statement. Paper copies of our Annual Report on Form 10-K can be obtained at no charge by contacting us at Investor Relations, Attention: Head of Communications, 227 W. Monroe St., 27th Floor, Chicago, Illinois 60606, email: investorinfo@ryerson.com, or telephone: 312-292-5052. Our SEC filings, including our Annual Report on Form 10-K, can be found on our website http://ir.ryerson.com/ by clicking on “SEC Filings,” or through the SEC’s website at www.sec.gov.

We request that you promptly request a proxy card to sign, date, and return or provide voting instructions over the telephone or through the Internet so that your vote will be included at the meeting.

Mark S. Silver

Vice President, Managing Counsel & Secretary

April 30, 2015

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RYERSON

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 9, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future notices, proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 9, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 up until 11:59 P.M. Eastern Time on June 9, 2015.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M92698-P65957

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RYERSON HOLDING CORPORATION

The Board of Directors unanimously recommends you vote FOR each of the nominees in Proposal 1:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Eva M. Kalawski
02) Mary Ann Sigler

The Board of Directors unanimously recommends you vote FOR Proposals 2 and 3:

The Board of Directors unanimously recommends you vote 3 YEARS on Proposal 4:

	1 Year	2 Years	3 Years	Abstain
4. The selection, on a non-binding, advisory basis, of the frequency of the stockholder vote on the compensation of our named executive officers.	☐	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M92699-P65957

RYERSON HOLDING CORPORATION
Annual Meeting of Stockholders
June 10, 2015 11:00 AM Central Daylight Time

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Mark S. Silver and Hans J. Weinburger, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of RYERSON HOLDING CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM, Central Daylight Time on June 10, 2015, at the Fairmont Chicago, Millenium Park, 200 North Columbus Drive, Chicago, Illinois 60601, and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side